Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140548

SUPPLEMENT NO. 8 DATED JANUARY 16, 2008

TO PROSPECTUS DATED JULY 19, 2007

APPLE REIT EIGHT, INC.

The following information supplements the prospectus of Apple REIT Eight, Inc. dated July 19, 2007 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Supplement No. 8 (which is cumulative and replaces all prior Supplements).

Status of the Offering	S – 3
Recent Developments	S – 3
Acquisitions and Related Matters	S – 5
Summary of Contracts for Our Properties	S – 8
Our Properties	S – 10
Selected Financial Data	S – 13
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S – 14
Experts	S – 18
Index to Financial Statements	F – 1

Certain forward-looking statements are included in the prospectus and in this supplement. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriott,” “Fairfield Inn,” “TownePlace Suites,” “SpringHill Suites,” “Renaissance” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Eight, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Eight, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Eight, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn,” “Hampton Inn & Suites,” “Homewood Suites,” and “Hilton Garden Inn” are each a registered trademark of Hilton Hotels Corporation or one of its affiliates. All references below to “Hilton” mean Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Eight, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Eight, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Eight, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

We completed the minimum offering of units (with each unit consisting of one Common Share and one Series A Preferred Share) at $10.50 per unit on July 27, 2007. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of December 24, 2007, we had closed on the following sales of units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	4,761,905	$50,000,000	$45,000,000
$11.00	64,180,841	$705,989,250	$635,390,325

Total	68,942,746	$755,989,250	$680,390,325

Our distributions since initial capitalization through September 30, 2007 (before we completed the purchase of any hotels) totaled $1.1 million and were paid at a monthly rate of $0.073334 per common share beginning in August 2007. For the same period our cash generated from operations was $473 thousand. Due to the inherent delay between raising capital and investing that same capital in income producing real estate, we have had significant amounts of cash earning interest at short term money market rates. As a result, the difference between distributions paid and cash generated from operations has been funded from proceeds from the offering of units, and this portion of distributions is expected to be treated as a return of capital for federal income tax purposes. We intend to continue paying dividends on a monthly basis, at an annualized dividend rate of $0.88 per common share. Since a portion of distributions has to date been funded with proceeds from the offering of units, our ability to maintain our current intended rate of distribution will be based on our ability to fully invest our offering proceeds and thereby increase our cash generated from operations. Since there can be no assurance of our ability to acquire properties that provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate. Proceeds of the offering which are distributed are not available for investment in properties. See “Risk Factors – We may be unable to make distributions to our shareholders,” on page 24 of the prospectus.

RECENT DEVELOPMENTS

Recent Purchases

On December 28, 2007, one of our wholly-owned subsidiaries closed on the purchase of a hotel located in Tulsa, Oklahoma. The gross purchase price for this hotel, which contains a total of 102 guest rooms, was $10.2 million.

On January 2, 2008, one of our wholly-owned subsidiaries closed on the purchase of a hotel located in Port Wentworth, Georgia. The gross purchase price for this hotel, which contains a total of 106 guest rooms, was approximately $10.8 million. This hotel is part of a group of eight hotels that we contracted to purchase from selling entities related to each other through common ownership. Purchase contracts currently remain in effect for three other hotels in this group, although a number of required conditions to closing are currently unsatisfied for each of those other hotels. As a result, there can be no assurance at this time that any additional closings will occur with respect to the remaining hotels.

On January 4, 2008, one of our wholly-owned subsidiaries closed on the purchase of a hotel located in New York, New York. The gross purchase price for this hotel, which contains a total of 200 guest rooms, was $99 million.

On January 15, 2008, one of our wholly-owned subsidiaries closed on the purchase of a hotel located in Matthews, North Carolina. The gross purchase price for this hotel, which contains a total of 92 guest rooms, was $11.3 million.

On January 15, 2008, one of our wholly-owned subsidiaries closed on the purchase of a hotel located in Annapolis, Maryland. The gross purchase price for this hotel, which contains a total of 126 guest rooms, was $25 million.

On January 15, 2008, one of our wholly-owned subsidiaries closed on the purchase of a hotel located in Marlborough, Massachusetts. The gross purchase price for this hotel, which contains a total of 112 guest rooms, was $20.2 million.

Further information about our recently purchased hotels is provided in other sections below.

Recent Purchase Contract

On January 16, 2008, we caused one of our wholly-owned subsidiaries to enter into a purchase contract for the potential purchase of a hotel in Sanford, Florida containing 105 guest rooms. Under the purchase contract, the gross purchase price for this hotel is approximately $11.2 million. The purchase contract provides for an initial deposit of $150,000, and requires an additional deposit in the same amount after the end of our contractual review period. A number of required conditions to closing currently remain unsatisfied under the purchase contract. Accordingly, there can be no assurance at this time that any closing will occur under this contract. Upon a purchase, the deposit amounts would be credited against the purchase price.

Source of Payments

Our recent purchases, which resulted in our ownership of six additional hotels, were funded by the proceeds from our ongoing offering of units. Our offering proceeds also have been used to fund the initial deposit mentioned above, and will be used for the related additional deposit. We also used our offering proceeds to pay $3,525,592, representing 2% of the gross purchase price for our recent purchases, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

Overview of Owned Hotels

As a result of our recent purchases, we currently own 11 hotels, which are located in the states indicated in the map below:

ACQUISITIONS AND RELATED MATTERS

Acquisitions

Each of our hotels has been leased to one of our wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the “lessee.”

Each hotel is managed under a separate management agreement between the applicable lessee and the manager. For simplicity, the applicable manager will be referred to below as the “manager.”

The hotel lease agreements and the management agreements are among the contracts described in the next section. The table below specifies the franchise, hotel owner, lessee and manager for our hotels:

Hotel	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager
Somerset, New Jersey	Courtyard	Apple Eight Hospitality Ownership, Inc.	Apple Eight Hospitality Management, Inc.	Newport Somerset Management LLC (b)
Greensboro, North Carolina	SpringHill Suites	Apple Eight Hospitality Ownership, Inc.	Apple Eight Hospitality Management, Inc.	Newport Greensboro Management, LLC (b)
Harrisonburg, Virginia	Courtyard	Apple Eight Hospitality Ownership, Inc.	Apple Eight Hospitality Management, Inc.	Newport Harrisonburg Management, LLC (b)
Bowling Green, Kentucky	Hampton Inn	Apple Eight Hospitality Ownership, Inc.	Apple Eight Hospitality Management, Inc.	Newport Bowling Green Management, LLC (b)
Chattanooga, Tennessee	Homewood Suites	Apple Eight Hospitality Ownership, Inc.	Apple Eight Hospitality Management, Inc.	LBAM – Investor Group, L.L.C.
Tulsa, Oklahoma	Hampton Inn & Suites	Apple Eight Hospitality Ownership, Inc.	Apple Eight Hospitality Management, Inc.	Texas Western Management Partners, L.P.
Port Wentworth, Georgia	Hampton Inn	Apple Eight Hospitality Ownership, Inc.	Apple Eight Hospitality Management, Inc.	Newport Savannah Management, L.L.C. (b)
New York, New York (c)	Independent	Apple Eight Hospitality Ownership, Inc.	Apple Eight Hospitality Management, Inc.	Renaissance Hotel Management Company, LLC
Matthews, North Carolina	Hampton Inn	Apple Eight Hospitality Ownership, Inc.	Apple Eight Hospitality Management, Inc.	Newport Matthews Management, L.L.C.
Annapolis, Maryland	Hilton Garden Inn	Apple Eight Hospitality Ownership, Inc.	Apple Eight Hospitality Management, Inc.	White Lodging Services Corporation
Marlborough, Massachusetts	Residence Inn	Apple Eight Hospitality Massachusetts, Inc.	Apple Eight Hospitality Massachusetts Services, Inc.	True North Hotel Group, Inc. (b)

Notes for Table:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.
(b)	This hotel was purchased from an affiliate of the indicated manager.
(c)	We expect that this hotel will become licensed to operate as a Marriott Renaissance hotel.

We have no material relationship or affiliation with the hotel sellers or managers, except for the relationship resulting from our purchases, our management agreements for the hotels we own, the pending purchase contracts and any related documents.

Purchase Contracts

The following tables provide a summary of the hotels covered by pending purchase contracts, and the related loan information for the applicable hotels:

Summary
	Hotel	Franchise (a)	Date of Purchase Contract	Number of Rooms		Gross Purchase Price
1.	Concord, North Carolina	Hampton Inn	September 4, 2007	101		9,200,000
2.	Warwick, Rhode Island	Hilton Garden Inn	September 4, 2007	160		24,000,000
3.	Columbia, South Carolina	Hilton Garden Inn	September 4, 2007	143		21,200,000
4.	Tulare, California	Hampton Inn	September 4, 2007	86	(b)	10,331,211
5.	Memphis, Tennessee	Hilton Garden Inn	September 4, 2007	120	(b)	17,150,000
6.	Orlando, Florida	Fairfield Inn	September 26, 2007	200	(b)	(c	)
7.	Orlando, Florida	SpringHill Suites	September 26, 2007	200	(b)	(c	)
8.	Tallahassee, Florida	Hilton Garden Inn	November 2, 2007	85		13,200,000
9.	Birmingham, Alabama	Homewood Suites	November 5, 2007	95		16,500,000
10.	Jacksonville, Florida	Homewood Suites	November 5, 2007	119		24,000,000
11.	Tampa, Florida	TownePlace Suites	November 5, 2007	95		12,000,000
12.	Dunn, North Carolina	Hampton Inn	November 5, 2007	120		12,500,000
13.	Winston-Salem, North Carolina	Courtyard	November 5, 2007	122		13,000,000
14.	Greenville, South Carolina	Residence Inn	November 5, 2007	78		9,200,000
15.	Hilton Head, South Carolina	Hilton Garden Inn	November 5, 2007	104		12,000,000
16.	Cypress, California	Courtyard	December 6, 2007	180		29,000,000
17.	Sacramento, California	Hilton Garden Inn	December 6, 2007	154		24,500,000
18.	San Jose, California	Homewood Suites	December 6, 2007	140		(d	)
19.	Tukwila, Washington	Homewood Suites	December 6, 2007	106		(d	)
20.	Rogers, Arkansas	Fairfield Inn & Suites	December 14, 2007	99		8,000,466
21.	Rogers, Arkansas	Residence Inn	December 14, 2007	88		10,770,021
22.	Springdale, Arkansas	Residence Inn	December 14, 2007	72		5,605,885
23.	Wichita, Kansas	Courtyard	December 14, 2007	90		8,272,964
24.	Fayetteville, North Carolina	Residence Inn	December 14, 2007	92		12,201,197
25.	Texarkana, Texas	Courtyard	December 14, 2007	90		11,892,028
26.	Texarkana, Texas	TownePlace Suites	December 14, 2007	85		9,057,439
27.	Urbandale, Iowa	Hampton Inn & Suites	December 14, 2007	124		13,640,000
28.	Baton Rouge, Louisiana	SpringHill Suites	December 14, 2007	119		15,100,000
29.	Overland Park, Kansas	Fairfield Inn	December 27, 2007	110	(b)	12,050,000
30.	Overland Park, Kansas	Residence Inn	December 27, 2007	120		15,850,000
31.	Overland Park, Kansas	SpringHill Suites	December 27, 2007	102		8,850,000
32.	Westford, Massachusetts	Residence Inn	December 27, 2007	108		14,850,000
33.	Westford Massachusetts	Hampton Inn & Suites	December 27, 2007	110		15,250,000
34.	Kansas City, Missouri	Residence Inn	December 27, 2007	106		17,350,000
35.	Sanford, Florida	SpringHill Suites	January 16, 2008	105		11,150,000

			Total	4,028		$526,621,211

Notes for Table:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our prospective franchisors or managers.
(b)	The indicated hotel is currently under development. The table shows the expected number of rooms upon hotel completion.
(c)	These two hotels are covered by the same purchase contract, which provides for a combined gross purchase price of $54,800,000. The total shown for the table includes this combined amount.
(d)	These two hotels are covered by the same purchase contract, which provides for a combined gross purchase price of $34,150,000. The total shown for the table includes this combined amount.

Certain purchase contracts mentioned above require our purchasing subsidiaries to assume loans that are secured by the hotels under contract. Each loan has a non-recourse structure, which means that the lender generally must rely on the property, rather than the borrower, as the lender’s source of repayment in any collection action. There are exceptions to the non-recourse structure in certain situations, such as misappropriation of funds and environmental liabilities. In these situations, the lender would be permitted to seek repayment from the guarantor or indemnitor of the loan, which is expected to be another one of our wholly-owned subsidiaries.

The table below summarizes the applicable loan information for hotels under contract:

Loan Information for Hotels under Contract (a)

Hotel	Franchise	Original Principal Balance of Loan	Annual Interest Rate	Maturity Date
Concord, North Carolina	Hampton Inn	$5,200,000	6.30%	April 2017
Columbia, South Carolina	Hilton Garden Inn	11,950,000	7.32%	February 2012
Birmingham, Alabama	Homewood Suites	11,850,000	6.03%	February 2017
Jacksonville, Florida	Homewood Suites	17,225,000	6.03%	February 2017
Tampa, Florida	TownePlace Suites	8,300,000	6.06%	February 2017
Winston-Salem, North Carolina	Courtyard	8,000,000	5.94%	December 2016
Greenville, South Carolina	Residence Inn	6,531,000	6.03%	February 2017
Fayetteville, North Carolina	Residence Inn	7,300,000	8.00%	November 2011
Overland Park, Kansas	Residence Inn	7,500,000	5.74%	April 2015
Westford, Massachusetts	Residence Inn	7,800,000	6.50%	November 2010
Kansas City, Missouri	Residence Inn	11,850,000	5.74%	November 2015

	Total	$103,506,000

Note for Table:

(a)	All loans provide for monthly payments of principal and interest on an amortized basis.

SUMMARY OF CONTRACTS

FOR OUR PROPERTIES

Hotel Lease Agreements

Each of our hotels is covered by a separate hotel lease agreement between the owner (one of our wholly-owned subsidiaries) and the applicable lessee (another one of our wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 10 years. The applicable lessee has the option to extend its lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Shown below is the annual base rent and the lease commencement date for our hotels:

	Hotel	Franchise	Annual Base Rent	Date of Lease Commencement
1.	Somerset, New Jersey	Courtyard	$1,631,484	November 9, 2007
2.	Greensboro, North Carolina	SpringHill Suites	651,894	November 9, 2007
3.	Harrisonburg, Virginia	Courtyard	1,558,868	November 16, 2007
4.	Bowling Green, Kentucky	Hampton Inn	1,186,885	December 6, 2007
5.	Chattanooga, Tennessee	Homewood Suites	710,263	December 14, 2007
6.	Tulsa, Oklahoma	Hampton Inn & Suites	941,535	December 28, 2007
7.	Port Wentworth, Georgia	Hampton Inn	899,742	January 2, 2008
8.	New York, New York	Independent	8,200,000	January 4, 2008
9.	Matthews, North Carolina	Hampton Inn	803,106	January 15, 2008
10.	Annapolis, Maryland	Hilton Garden Inn	1,843,994	January 15, 2008
11.	Marlborough, Massachusetts	Residence Inn	1,245,383	January 15, 2008

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreements

Each of our hotels is being managed by the manager under a separate management agreement between the manager and the applicable lessee (which is one of our wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotel and for collecting revenues for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties. We believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

Franchise Agreements

In general, for the hotels franchised by Marriott International, Inc. or one of its affiliates, there is a relicensing franchise agreement between the applicable lessee (as specified in a previous section) and Marriott International, Inc. or an affiliate. Each relicensing franchise agreement provides for the payment of royalty fees and marketing contributions to the franchisor. A percentage of gross room revenues is used to determine these payments. In addition, we have caused Apple Eight Hospitality, Inc. or another one of our subsidiaries to provide a separate guaranty of the payment and performance of the applicable lessee under the relicensing franchise agreement.

For the hotels franchised by Hilton Hotels Corporation or one of its affiliates, there is a franchise license agreement between the applicable lessee and Hilton Hotels Corporation or an affiliate. Each franchise license agreement provides for the payment of royalty fees and program fees to the franchisor. A percentage of gross room revenues is used to determine these payments. Apple Eight Hospitality, Inc. or another one of our subsidiaries has guaranteed the payment and performance of the lessee under the applicable franchise license agreement.

The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate. These agreements may be terminated for various reasons, including failure by the applicable lessee to operate in accordance with the standards, procedures and requirements established by the franchisor.

Owner Agreements

In connection with each relicensing franchise agreement, there is a separate owner agreement among the franchisor, owner and applicable lessee. The owner agreement generally provides that the owner (our wholly-owned subsidiary) will (a) be bound by certain restrictions in the relicensing franchise agreement for the hotel; and (b) perform the obligations of the applicable lessee (which is another one of our wholly-owned subsidiaries) in the event of its default under such agreement.

OUR PROPERTIES

Our hotels offer guest rooms and suites, together with related amenities, that are consistent with their operations. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, each hotel is adequately covered by insurance. The following tables present further information about our hotels:

Table 1. General Information

	Hotel	Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/ Suite (a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel (b)
1.	Somerset, New Jersey	Courtyard	162	$16,000,000	$69-224	$16,000,000
2.	Greensboro, North Carolina	SpringHill Suites	82	8,000,000	94-129	7,357,981
3.	Harrisonburg, Virginia	Courtyard	125	23,200,000	109-189	21,542,585
4.	Bowling Green, Kentucky	Hampton Inn	131	18,832,007	119	17,388,817
5.	Chattanooga, Tennessee	Homewood Suites	76	8,600,000	119-229	7,932,050
6.	Tulsa, Oklahoma	Hampton Inn & Suites	102	10,200,000	109-139	9,354,450
7.	Port Wentworth, Georgia	Hampton Inn	106	10,779,609	119-135	9,965,209
8.	New York, New York (c)	Independent	200	99,000,000	186-465	99,000,000
9.	Matthews, North Carolina	Hampton Inn	92	11,300,000	109-149	10,646,945
10.	Annapolis, Maryland	Hilton Garden Inn	126	25,000,000	159-214	22,632,180
11.	Marlborough, Massachusetts	Residence Inn	112	20,200,000	189-249	18,137,350

		Total	1,314	$251,111,616

Notes for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate, frequent and other select customers.
(b)	The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the hotel’s personal property component.
(c)	We expect that this hotel will become licensed to operate as a Marriott Renaissance hotel.

Table 2. Operating Information (a)

	PART A		Avg. Daily Occupancy Rates (%)
	Hotel	Franchise	2003	2004	2005	2006	2007
1.	Somerset, New Jersey	Courtyard	63%	73%	75%	77%	80%
2.	Greensboro, North Carolina	SpringHill Suites	—	54%	66%	74%	80%
3.	Harrisonburg, Virginia	Courtyard	73%	76%	71%	86%	88%
4.	Bowling Green, Kentucky	Hampton Inn	75%	79%	78%	76%	75%
5.	Chattanooga, Tennessee	Homewood Suites	81%	79%	75%	74%	76%
6.	Tulsa, Oklahoma	Hampton Inn & Suites	—	—	—	—	—
7.	Port Wentworth, Georgia	Hampton Inn	84%	84%	78%	71%	81%
8.	New York, New York (b)	Independent	—	—	65%	71%	78%
9.	Matthews, North Carolina	Hampton Inn	66%	66%	74%	75%	82%
10.	Annapolis, Maryland	Hilton Garden Inn	—	—	—	—	—
11.	Marlborough, Massachusetts	Residence Inn	—	—	—	62%	71%

	PART B		Revenue per Available Room/Suite ($)
	Hotel	Franchise	2003	2004	2005	2006	2007
1.	Somerset, New Jersey	Courtyard	$55	$65	$71	$77	$85
2.	Greensboro, North Carolina	SpringHill Suites	—	48	65	71	76
3.	Harrisonburg, Virginia	Courtyard	58	63	58	84	89
4.	Bowling Green, Kentucky	Hampton Inn	51	57	58	67	72
5.	Chattanooga, Tennessee	Homewood Suites	67	70	67	71	77
6.	Tulsa, Oklahoma	Hampton Inn & Suites	—	—	—	—	—
7.	Port Wentworth, Georgia	Hampton Inn	71	73	71	77	81
8.	New York, New York (b)	Independent	—	—	90	156	196
9.	Matthews, North Carolina	Hampton Inn	47	49	57	64	78
10.	Annapolis, Maryland	Hilton Garden Inn	—	—	—	—	—
11.	Marlborough, Massachusetts	Residence Inn	—	—	—	75	90

Note for Table 2:

(a)	Information is shown for the last five years of hotel operations, if applicable.
(b)	Prior to 2005, this property offered single-room occupancy apartments, and was not engaged exclusively in hotel operations.

Table 3. Tax and Related Information

	Hotel	Franchise	Tax Year		Real Property Tax Rate (c)	Real Property Tax
1.	Somerset, New Jersey	Courtyard	2007	(a)	1.94%	$205,174
2.	Greensboro, North Carolina	SpringHill Suites	2007	(a)	1.33%	65,108
3.	Harrisonburg, Virginia	Courtyard	2008	(b)	0.59%	40,876
4.	Bowling Green, Kentucky	Hampton Inn	2007	(a)	0.71%	37,380
5.	Chattanooga, Tennessee	Homewood Suites	2007	(a)	5.39%	112,683
6.	Tulsa, Oklahoma	Hampton Inn & Suites	2007	(a)	0.17%	17,170	(d)
7.	Port Wentworth, Georgia	Hampton Inn	2007	(a)	1.16%	75,934
8.	New York, New York	Independent	2008	(b)	10.52%	283,938
9.	Matthews, North Carolina	Hampton Inn	2007	(a)	1.15%	40,148
10.	Annapolis, Maryland	Hilton Garden Inn	2007	(a)	6.49%	12,243	(d)
11.	Marlborough, Massachusetts	Residence Inn	2007	(b)	2.50%	106,780

Notes for Table 3:

(a)	Represents calendar year.
(b)	Represents 12-month period from July 1 through June 30.
(c)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).
(d)	The hotel was under construction during the specified tax year, and the real property tax shown is not necessarily indicative of property taxes expected for the hotel in the future.

SELECTED FINANCIAL DATA

(in thousands except per share and statistical data)	For the period January 22, 2007 (Initial Capitalization) through September 30, 2007
Income Statement
General and administrative expenses	$309
Interest (income) expense, net	$(655)
Total expenses, net	$(346)
Net income	$346

Per Share Data
Earnings per common share	$0.17
Weighted-average common shares outstanding (000’s)—basic and diluted	2,013

Balance Sheet Data (as of September 30, 2007)
Cash and cash equivalents	$131,813
Total assets	$136,073
Shareholders’ equity	$135,876

Other Data
Cash flow from:
Operating activities	$473
Investing activities	$(4,260)
Financing activities	$135,576

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(for the period from January 22, 2007 (initial capitalization) through September 30, 2007)

Overview

Apple REIT Eight, Inc. together with its wholly owned subsidiaries (the “Company”) is a Virginia corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company, which owns no properties and has no operating history, was formed to invest in hotels, residential apartment communities and other selected real estate in selected metropolitan areas in the United States. Initial capitalization occurred on January 22, 2007, when 10 shares of common stock and Series A preferred stock were purchased by Apple Eight Advisors, Inc. (“ASA”) and 240,000 shares of Series B Preferred shares were purchased by Mr. Glade M. Knight, the Company’s Chairman, Chief Executive Officer and President. The Company’s fiscal year end is December 31. The consolidated financial statements include the accounts of the Company and its subsidiaries Apple Eight Hospitality, Apple Eight Residential, Apple Eight Ventures and Apple Eight Hospitality Management. All intercompany accounts and transactions have been eliminated.

Results of Operations (January 22, 2007 through September 30, 2007)

During the period from the Company’s initial formation on January 22, 2007 through September 30, 2007, the Company owned no properties, had no revenue exclusive of interest income, and was primarily engaged in capital formation activities.

Liquidity and Capital Resources

The Company is raising capital through a “best-efforts” offering of shares by David Lerner Associates, Inc. (the “Managing Dealer”), which receives selling commissions and a marketing expense allowance based on proceeds of the shares sold. The minimum offering of 4,761,905 Units at $10.50 per Unit was sold as of July 27, 2007, with proceeds net of commissions and marketing expenses totaling $45 million. Subsequent to the minimum offering and through September 30, 2007, an additional 9.3 million Units, at $11 per Unit, were sold, with the Company receiving proceeds, net of commissions, marketing expenses and other offering costs of approximately $91.6 million. The Company is continuing its offering at $11.00 per Unit.

Each Unit consists of one common share and one Series A preferred share. The Series A preferred shares will have no voting rights, no conversion rights and no distribution rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of the Company’s assets. The priority would be equal to $11.00 per Series A preferred share, and no more, before any distributions are made to the holders of any other shares. The Series A preferred shares will not be separately tradable from the common shares to which they relate.

As of September 30, 2007, the Company had cash and cash equivalents totaling $131.8 million, primarily as a result of its sale of Units through that date. The Company intends to use funds generated from its “best-efforts” offering to invest in hotels, residential apartment communities and other commercial real estate. As of September 30, 2007, the Company has entered into purchase contracts for 15 hotels. Ten of these hotels are expected to close within the next six months. Five of the hotels are under development and are expected to close in 2008 and 2009. Although the Company believes there is a reasonable probability that it will acquire these hotels, there can be no assurance that all of the conditions to closing will be satisfied. Contract deposits for these hotels are included in other assets in the Company’s consolidated balance sheet as of September 30, 2007.

The following table summarizes the location, brand, gross purchase price, contract deposits, and number of rooms for each hotel. All dollar amounts are in thousands.

Location	Franchise/Brand	Gross Purchase Price		Deposits Paid		Number of Rooms
Port Wentworth, Georgia	Hampton Inn	$10,000			(b)	106
Bowling Green, Kentucky	Hampton Inn	18,000			(b)	131
Somerset, New Jersey	Courtyard	16,000			(b)	162
Concord, North Carolina	Hampton Inn	9,200			(b)	101
Greensboro, North Carolina	SpringHill Suites	8,000			(b)	82
Warwick, Rhode Island	Hilton Garden Inn	24,000			(b)	160
Columbia, South Carolina	Hilton Garden Inn	21,200			(b)	143
Harrisonburg, Virginia	Courtyard	22,500			(b)	125
Tulare, California	Hampton Inn	10,331		5		86
Memphis, Tennessee	Hilton Garden Inn	17,150		250		120
Matthews, North Carolina	Hampton Inn	11,300		250		92
Orlando, Florida	Fairfield Inn		(a)		(a)	200
Orlando, Florida	SpringHill Suites		(a)		(a)	200
Tulsa, Oklahoma	Hampton Inn & Suites	10,000		100		102
Chattanooga, Tennessee	Homewood Suites	8,600		250		76

		$241,081		$3,855		1,886

(a)	These two hotels are covered by the same purchase contract, which provides for a combined gross purchase price of $54,800 and a deposit of $1 million. These amounts are reflected in the totals shown in the table.
(b)	The total deposit for these hotels was $2 million on a combined basis. This amount is reflected in the total for deposits shown in the table.

To maintain its REIT status the Company is required to distribute at least 90% of its ordinary income. Although the Company owns no real estate, distributions since the initial capitalization through September 30, 2007 totaled $1.1 million and were paid at a monthly rate of $0.073334 per common share beginning in August 2007. For the same period the Company’s cash generated from operations was $473 thousand. Due to the inherent delay between raising capital and investing that same capital in income producing real estate, the Company has had significant amounts of cash earning interest at short term money market rates. As a result, the difference between distributions paid and cash generated from operations has been funded from proceeds from the offering of Units, and this portion of distributions is expected to be treated as a return of capital for federal income tax purposes. The Company intends to continue paying dividends on a monthly basis, at an annualized dividend rate of $0.88 per common share. Since a portion of distributions has to date been funded with proceeds from the offering of Units, the Company’s ability to maintain its current intended rate of distribution will be based on its ability to fully invest its offering proceeds and thereby increase its cash generated from operations. Since there can be no assurance of the Company’s ability to acquire properties that provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate. Proceeds of the offering which are distributed are not available for investment in properties.

Related Party Transactions

The Company has negotiated and entered into, a Property Acquisition and Disposition Agreement with Apple Suites Realty Group, Inc. (“ASRG”), to acquire and dispose of real estate assets for the Company. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services. The fees paid to ASRG will be capitalized as part of the purchase price of the properties.

The Company has negotiated and entered into, an advisory agreement with ASA to provide management of the Company and its assets. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company in addition to certain reimbursable expenses will be payable for these services. Advisory fees and other reimbursable expenses incurred by the Company under the ASA advisory agreement during the three months ended September 30, 2007 were $82 thousand. For the period January 22, 2007 through September 30, 2007, the Company incurred $149 thousand for these expenses. These expenses are recorded in General and Administrative expense.

ASRG and ASA are 100% owned by Glade M. Knight, chairman and president of the Company.

Mr. Knight is also chairman and chief executive officer of Apple REIT Six, Inc. and Apple REIT Seven, Inc., other REITs. Members of the Company’s Board of Directors are also on the Board of Directors of Apple REIT Six, Inc. and Apple REIT Seven, Inc.

Series B Convertible Preferred Stock

The Company has authorized 240,000 shares of Series B convertible preferred stock. The Company has issued 240,000 Series B convertible preferred shares to Glade M. Knight, chairman, chief executive officer and president of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $24,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into Common Shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the Company’s $1 billion offering according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$150 million	3.19885
$200 million	4.83721
$250 million	6.11068
$300 million	7.29150
$350 million	8.49719
$400 million	9.70287
$450 million	10.90855
$500 million	12.11423
$550 million	13.31991
$600 million	14.52559
$650 million	15.73128
$700 million	16.93696
$750 million	18.14264
$800 million	19.34832
$850 million	20.55400
$900 million	21.75968
$950 million	22.96537
$1 billion	24.17104

In the event that after raising gross proceeds of $1 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/50 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 50 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Expense related to the issuance of 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, expense if the maximum offering is achieved could range from $0 to in excess of $63 million (assumes $11 per unit fair market value).

Subsequent Events

In October 2007, the Company paid approximately $4.5 million in dividend distributions to its common shareholders, or $0.11 per outstanding common share.

On October 9, 2007, the Company entered into a purchase contract for the potential acquisition of a Hilton Garden Inn hotel in Annapolis, Maryland. The gross purchase price for the 126 room hotel is $24.9 million, and a refundable deposit of $250 thousand was paid by the Company in connection with the contract.

On October 25, 2007, the Company entered into a purchase contract for the potential acquisition of a Residence Inn hotel in Marlborough, Massachusetts. The gross purchase price for the 112 room hotel is $20.2 million, and a refundable deposit of $250 thousand was paid by the Company in connection with the contract.

During October 2007, the Company closed on the issuance of 43.1 million Units, representing gross proceeds to the Company of $473.6 million and proceeds net of selling and marketing costs of $426.3 million.

EXPERTS

Set forth below are the audited financial statements regarding our hotels in Somerset, New Jersey, Greensboro, North Carolina, Harrisonburg, Virginia and Bowling Green, Kentucky. These financial statements have been included herein in reliance on the separate reports, also set forth below, of PKF Witt Mares, PLC, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of Amtel Associates, LLC, the entity that previously owned our hotel in Chattanooga, Tennessee. These financial statements have been included herein in reliance on the report, also set forth below, of Henderson Hutcherson and McCullough, PLLC, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

I NDEX TO FINANCIAL STATEMENTS

Financial Statements of Businesses Acquired

Somerset, New Jersey Courtyard Hotel

(Audited)

Independent Auditors’ Report	F-3
Balance Sheets—December 31, 2006 and 2005	F-4
Statements of Operations and Changes in Owner’s Equity—November 3, 2006 through December 31, 2006, January 1, 2006 through November 2, 2006 and the Year Ended December 31, 2005	F-5
Statements of Cash Flows—November 3, 2006 through December 31, 2006, January 1, 2006 through November 2, 2006 and the Year Ended December 31, 2005	F-6
Notes to Financial Statements	F-8

(Unaudited)
Balance Sheets—September 30, 2007 and 2006	F-12
Statements of Operations and Changes in Owner’s Equity—Nine Months Ended September 30, 2007 and 2006	F-13
Statements of Cash Flows—Nine Months Ended September 30, 2007 and 2006	F-14

BRR Greensboro, S.M.L.L.C. and BRR Harrisonburg, S.M.L.L.C.

(prior owners, respectively, of the Greensboro, North Carolina

SpringHill Suites Hotel and the Harrisonburg, Virginia Courtyard Hotel)

Independent Auditors’ Report	F-15
Combined Balance Sheets—November 8, 2007 and December 31, 2006	F-16
Combined Statements of Operations and Changes in Owner’s Equity—Period Ended November 8, 2007 and Year ended December 31, 2006	F-17
Combined Statements of Cash Flows—Period Ended November 8, 2007 and Year ended December 31, 2006	F-18
Notes to Combined Financial Statements	F-19

Financial Statements of Company

Apple REIT Eight, Inc. (Unaudited)

Consolidated Balance Sheets—September 30, 2007 and January 22, 2007 (initial capitalization)	F-44
Consolidated Statements of Operations—Three months ended September 30, 2007 and Period from January 22, 2007 (initial capitalization) through September 30, 2007	F-45
Consolidated Statement of Cash Flows—Period from January 22, 2007 (initial capitalization) through September 30, 2007	F-46
Notes to Consolidated Financial Statements	F-47

Pro Forma Financial Information

Apple REIT Eight, Inc. (Unaudited)

Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2007	F-52
Notes to Pro Forma Condensed Consolidated Balance Sheet	F-54
Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2006 and the nine months ended September 30, 2007	F-55
Notes to Pro Forma Condensed Consolidated Statements of Operations	F-58

INDEPENDENT AUDITOR’S REPORT

To the Member

TLC Somerset, S.M.L.L.C.

Williamsburg, Virginia

We have audited the balance sheets of the Courtyard by Marriott located in Somerset, New Jersey (the Hotel) which is currently owned by TLC Somerset, S.M.L.L.C. (the Company) as of December 31, 2006 and 2005, and the related statements of operations and changes in owner’s equity and cash flows for the periods January 1, 2006 through November 2, 2006 and November 3, 2006 through December 31, 2006 and the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Hotel is not required to have, nor were we engaged to perform, an audit of it’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we do not express such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimated made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the periods January 1, 2006 through November 2, 2006 and November 3, 2006 through December 31, 2006 and the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 on November 9, 2007, the owner of the Hotel, TLC Somerset, S.M.L.L.C., sold substantially all of the Hotel’s assets.

/s/ PKF Witt Mares, PLC

Norfolk, Virginia

December 14, 2007

COURTYARD BY MARRIOTT, SOMERSET, NEW JERSEY

BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

	2006	2005
	(Successor)	(Predecessor)
ASSETS

Investment in hotel, net	$16,173,269	$11,430,948
Cash and cash equivalents	397,426	160,490
Escrow deposits	34,742	253,345
Accounts receivable	79,145	41,949
Prepaid expenses and other assets	84,491	40,298
Intangible assets, net	336,456	177,996

Total assets	$17,105,529	$12,105,026

LIABILITIES AND OWNER’S EQUITY

Mortgage note payable	$10,500,000	$10,800,000
Accounts payable and accrued expenses	243,435	1,322,935
Due to affiliates	5,976,100	130,000

Total liabilities	16,719,535	12,252,935
Owner’s equity	385,994	(147,909)

Total liabilities and owner’s equity	$17,105,529	$12,105,026

See accompanying notes.

COURTYARD BY MARRIOTT, SOMERSET, NEW JERSEY

STATEMENTS OF OPERATIONS AND

CHANGES IN OWNER’S EQUITY

	November 3, 2006 through December 31, 2006	January 1, 2006 through November 2, 2006	Year Ended December 31, 2005
	(Successor)	(Predecessor)	(Predecessor)
REVENUES
Rooms	$772,313	$3,793,589	$4,122,175
Other income	52,529	330,623	546,112
Restaurant lease income	31,056	155,280	95,253

Total revenues	855,898	4,279,493	4,763,540

OPERATING EXPENSES
Rooms	174,091	870,458	946,346
Other	68,194	340,971	498,219
Depreciation and amortization	187,728	752,778	692,277
Land lease	49,025	245,124	315,963
Real estate taxes, insurance and other	64,857	324,286	381,416
Property operation, maintenance and energy costs	62,809	332,457	457,830
Management and franchise fees	103,538	517,690	586,725
Administrative	174,164	870,821	786,610

Total operating expenses	884,406	4,254,584	4,665,386

OPERATING INCOME (LOSS)	(28,508)	24,908	98,154

OTHER INCOME (EXPENSE)
Interest expense	(186,726)	(561,913)	(634,005)
Interest income	24,444	—	—

Total other income (expense)	(162,282)	(561,913)	(634,005)

Net loss	(190,790)	(537,005)	(535,851)
Owner’s equity, beginning of the year	—	(147,909)	387,942
Effect of push-down accounting on predecessor equity	576,784	684,914	—

Owner’s equity, end of the year	$385,994	$—	$(147,909)

See accompanying notes.

COURTYARD BY MARRIOTT, SOMERSET, NEW JERSEY

STATEMENTS OF CASH FLOWS

	November 3, 2006 through December 31, 2006	January 1, 2006 through November 2, 2006	Year Ended December 31, 2005
	(Successor)	(Predecessor)	(Predecessor)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(190,790)	$(537,005)	$(535,851)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	187,728	752,778	692,277
Changes in operating assets and liabilities:
Accounts receivable	(79,145)	41,949	12,267
Prepaid expenses and other assets	(84,491)	40,298	16,527
Accounts payable and accured expenses	230,793	(571,028)	(67,158)

Net cash provided by (used in) operating activities	64,095	(273,008)	118,062

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(5,767)	(10,827)	(116,020)
Acquisitions of intangible assets	(441,686)	—	(106,310)
Net (increase) decrease in escrow deposits	(34,742)	253,345	(253,345)
Net advances to affiliates	—	(130,000)	—
Net advances from affiliates	815,526	—	11,899

Net cash provided by (used in) investing activities	333,331	112,518	(463,776)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	—	—	220,402
Contributions from owners	—	—	136,891

Net cash provided by financing activities	—	—	357,293

Net increase (decrease) in cash and cash equivalents	397,426	(160,490)	11,579

(Continued)

See accompanying notes.

TLC SOMERSET, S.M.L.L.C.

STATEMENTS OF CASH FLOWS

(Concluded)

	November 3, 2006 through December 31, 2006	January 1, 2006 through November 2, 2006	Year Ended December 31, 2005
	(Successor)	(Predecessor)	(Predecessor)
CASH AND CASH EQUIVALENTS
Beginning	$—	$160,490	$148,911

Ending	$397,426	$—	$160,490

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for interest	$186,726	$561,913	$634,005

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Effect of push-down accounting:
Predecessor note payable	$—	$10,800,000	$—
Successor note payable	(10,500,000)	—	—
Land lease liability	—	739,265	—
Affiliate advances	(5,160,574)	—	—
Property and equipment basis adjustment	16,237,358	(10,854,351)	—

Effect of push-down accounting on predecessor equity	$576,784	$684,914	$—

See accompanying notes.

COURTYARD BY MARRIOTT, SOMERSET, NEW JERSEY

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Courtyard by Marriott of Somerset, New Jersey (the Hotel) is currently owned by TLC Somerset, S.M.L.L.C. (the Company), a limited liability company that was formed in October 2006 for the purpose of acquiring, owning and operating a hotel. During 2006, the Company acquired the Hotel as part of a like-kind exchange. The hotel has 162 rooms and provides lodging, food and beverage and other related hospitality services.

Basis of Accounting

The financial statements have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States. The Hotel was acquired by TLC Somerset, S.M.L.L.C. in a purchase business combination recorded under the “push-down” method of accounting, resulting in a new basis of accounting for the “successor” period beginning November 3, 2006.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with maturities of three months of less to be cash equivalents.

Accounts Receivable

Accounts receivable are primarily comprised of trade receivables due from guests of the hotel. The Company uses the allowance method to account for uncollectible receivables and as of December 31, 2006 and 2005 the allowance was $0 and $4,150, respectively. Recoveries of trade receivables previously written off are recorded when received.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising and Promotion Costs

Advertising and promotion costs are charged to operations as incurred and totaled $35,937 and $27,136 for 2006 and 2005, respectively.

Investment in Hotel

Investment in hotel is stated at cost less accumulated depreciation. Major repairs and improvements are capitalized and normal maintenance and repairs are charged to expense as incurred. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

COURTYARD BY MARRIOTT, SOMERSET, NEW JERSEY

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Concluded)

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Management estimates the useful lives of assets to be 39 years for buildings and improvements, 15 years for land improvements and 5 to 7 years for furniture, fixtures and equipment.

Escrow Deposits

An escrow deposit for repairs, replacements and maintenance are maintained under the control of the Company. Escrow deposits for taxes and insurance are maintained under the control of the mortgage lender.

Impairment of Long-Lived Assets

The Company’s management reviews the carrying value of tangible and intangible assets whenever significant events or changes in circumstances occur that might impair the recovery of these costs. Recovery is evaluated by measuring the carrying value of the assets against the associated future estimated cash flows. Management’s estimates of fair values are based on the best information available and require the use of estimates, judgment and projections as considered necessary. Actual results may vary. As of December 31, 2006 and 2005, no impairment losses were recognized.

Intangible Assets

Financing costs are recorded at cost and are being amortized by the straight-line method over the term of the related note payable. The contractual term of the franchise agreement is 20 years, beginning in November, 2006.

Revenue Recognition

Room revenue represents revenue derived from the rental of rooms. Revenues are recognized as room stays occur.

Income Taxes

The Company is a limited liability company. The member separately accounts for the Company’s items of income, deductions, losses, and credits for federal and state income tax reporting.

NOTE 2 – MORTGAGE NOTES PAYABLE

Mortgage notes payable at December 31, 2006 and 2005 consisted of the following:

	2006	2005
CIBC, Inc. note, collateralized by the Hotel, interest only due monthly at LIBOR plus 2.25%, maturing May 2007.	$10,500,000	$—

HSBC Realty Credit Corporation, note collateralized by the Hotel, interest only due monthly at 7.33% through May 1, 2006, interest only due monthly at LIBOR plus 2.25% beginning June 1, 2006, principal due monthly at $21,525 beginning April 2007, maturing March 2010.	$—	$10,800,000

COURTYARD BY MARRIOTT, SOMERSET, NEW JERSEY

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 3 – INTANGIBLE ASSETS

Intangible assets at December 31, 2006 and 2005 consisted of the following:

	2006	2005
Deferred financing costs	$376,887	$136,983
Franchise fee	64,800	64,800

Total cost	441,687	201,783
Less accumulated amortization	105,231	23,787

Intangibles, net	$336,456	$177,996

NOTE 4 – INVESTMENT IN HOTEL

Investment in hotel at December 31, 2006 and 2005 consisted of the following:

	2006	2005
Building and improvements	$15,585,000	$11,589,308
Furnishings and equipment	670,767	2,376,754

Total cost	16,255,767	13,966,062
Less accumulated depreciation	82,498	2,535,114

Investment in hotel, net	$16,173,269	$11,430,948

NOTE 5 – FRANCHISE AGREEMENT

The Company operates the hotel as a Courtyard by Marriott under a franchise agreement with Marriott. The Company is required to pay the franchisor a flat fee monthly for dues, software support, etc., and is required to pay franchise, marketing, and reservation service fees which are based on a percentage of gross room revenues. These fees totaled $362,444 and $313,793 for 2006 and 2005, respectively.

NOTE 6 – RELATED PARTIES

The Company is affiliated with BRR Greensboro, S.M.L.L.C. through common ownership and has borrowed funds from this affiliate. As of December 31, 2006, $4,461,877 was due to BRR Greensboro, S.M.L.L.C.

The Company is affiliated with TLC Blacksburg, L.L.C. through common ownership and has borrowed funds from this affiliate. As of December 31, 2006, $1,514,223 was due to TLC Blacksburg, L.L.C.

Newport Hospitality Group, Inc. (the Group) is the managing company for the hotel. The Group is affiliated with the Company through common ownership. The Company owed the Group $16,765 at December 31, 2006. Management fee expense incurred by the Company with the Group totaled $15,950 for the year ended December 31, 2006.

COURTYARD BY MARRIOTT, SOMERSET, NEW JERSEY

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 7 – LEASES

The Company leases the Hotel’s premises pursuant to an operating lease that expires in 2040. The lease provides for various renewal options upon completion of the initial lease term. Rent expense is recognized using the straight-line method and the total minimum rents to be paid pursuant to the lease.

Future minimum rentals to be paid pursuant to this lease agreement are as follows:

2007	$210,277
2008	214,483
2009	218,773
2010	223,472
2011	229,058
Thereafter	10,239,716

Total	$11,335,779

In addition, the Company leases approximately 10,000 square feet of the premises to Ruby Tuesday, Inc. for the operation of a full service restaurant. The lease provides for various renewal options upon completion of the initial lease term in 2019. Rent income is recognized using the straight-line method and the total minimum rents to be received pursuant to the lease.

Future minimum rentals to be received pursuant to this lease agreement are as follows:

2007	$80,000
2008	80,000
2009	83,667
2010	88,000
2011	88,000
Thereafter	707,667

Total	$1,127,333

NOTE 8 – SUBSEQUENT EVENTS

In May 2007, the Company repaid the CIBC, Inc. loan in the amount of $10,500,000.

On November 9, 2007, substantially all of the Company’s assets were sold for a gross purchase price of approximately $16 million.

COURTYARD BY MARRIOTT, SOMERSET, NEW JERSEY

BALANCE SHEETS (UNAUDITED)

SEPTEMBER 30, 2007 AND 2006

	2007	2006
ASSETS

Investment in hotel, net	$15,765,985	$10,930,152
Cash and cash equivalents	256,511	190,937
Escrow deposits	—	359,548
Accounts receivable	46,125	57,666
Due from affiliates	572,773	—
Prepaid expenses and other assets	47,883	43,125
Intangible assets, net	202,245	209,152

Total assets	$16,891,522	$11,790,580

LIABILITIES AND OWNER’S EQUITY

Mortgage note payable	$—	$10,800,000
Accounts payable and accrued expenses	248,693	1,314,988
Due to affiliates	2,339,175	130,000

Total liabilities	2,587,868	12,244,988
Owner’s equity	14,303,654	(454,408)

Total liabilities and owner’s equity	$16,891,522	$11,790,580

See also the audited financial statements included herein.

COURTYARD BY MARRIOTT, SOMERSET, NEW JERSEY

STATEMENTS OF OPERATIONS AND

CHANGES IN OWNER’S EQUITY (UNAUDITED)

NINE MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006
REVENUES
Rooms	$3,582,637	$3,473,816
Food and beverage	153,519	252,346
Lease income	179,020	60,002
Other income	86,419	131,599

Total revenues	4,001,595	3,917,763

OPERATING EXPENSES
Rooms	835,879	852,206
Food and beverage	198,264	238,644
Land rent expense	172,464	236,131
Other	46,158	33,915
Depreciation and amortization	767,156	519,208
Real estate taxes, insurance and other	234,047	135,343
Property operation, maintenance and energy costs	439,036	375,010
Management and franchise fees	513,842	498,103
Administrative	526,883	753,546

Total operating expenses	3,733,729	3,642,106

OPERATING INCOME	267,866	275,657

OTHER EXPENSE
Interest expense	(471,863)	(599,251)

Total other expense	(471,863)	(599,251)

Net loss	(203,997)	(323,594)
Owner’s equity, beginning of period	385,994	(147,909)
Member contributions	14,121,657	17,095

Owner’s equity, end of period	$14,303,654	$(454,408)

See also the audited financial statements included herein.

COURTYARD BY MARRIOTT, SOMERSET, NEW JERSEY

STATEMENTS OF CASH FLOWS (UNAUDITED)

NINE MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(203,997)	$(323,594)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	767,156	519,208
Changes in operating assets and liabilities:
Accounts receivable	33,020	(15,717)
Prepaid expenses and other assets	36,608	(2,827)
Accounts payable and accrued expenses	5,258	(7,947)

Net cash provided by operating activities	638,045	169,123

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(225,661)	(49,568)
Net (increase) decrease in escrow deposits	34,742	(106,203)
Net advances to affiliates	(572,773)	—
Net advances from affiliates	(3,636,925)	—

Net cash used in investing activities	(4,400,617)	(155,771)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage note payable	(10,500,000)	—
Member contributions	14,121,657	17,095

Net cash provided by financing activities	3,621,657	17,095

Net (decrease) increase in cash and cash equivalents	(140,915)	30,447

CASH AND CASH EQUIVALENTS
Beginning	$397,426	$160,490

Ending	$256,511	$190,937

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for interest	$471,863	$599,251

See also the audited financial statements included herein.

INDEPENDENT AUDITOR’S REPORT

To the Member

BRR Greensboro, S.M.L.L.C.

BRR Harrisonburg, S.M.L.L.C.

Williamsburg, Virginia

We have audited the combined balance sheets of BRR Greensboro, S.M.L.L.C. and BRR Harrisonburg, S.M.L.L.C. (the Companies), as of November 8, 2007 and December 31, 2006, and the related combined statements of operations and changes in owner’s equity and combined cash flows for the period January 1, 2007 through November 8, 2007 and the year ended December 31, 2006. These combined financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Companies are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we do not express such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimated made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Companies as of November 8, 2007 and December 31, 2006 and the results of their operations and their cash flows for the period and year then ended, respectively, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 6, during November 2007 BRR Greensboro, S.M.L.L.C. and BRR Harrisonburg, S.M.L.L.C. sold substantially all of their assets.

/s/ PKF Witt Mares, PLC

Norfolk, Virginia

December 14, 2007

BRR GREENSBORO, S.M.L.L.C.

BRR HARRISONBURG, S.M.L.L.C.

COMBINED BALANCE SHEETS

NOVEMBER 8, 2007 AND DECEMBER 31, 2006

	2007	2006
ASSETS
Investment in hotels, net	$18,428,689	$18,922,246
Cash and cash equivalents	111,794	89,047
Escrow deposits	351,965	223,577
Accounts receivable	25,326	36,525
Due from affiliates	6,760,231	6,588,030
Prepaid expenses and other assets	21,030	11,016
Intangible assets, net	65,937	69,581

Total assets	$25,764,972	$25,940,022

LIABILITIES AND OWNER’S EQUITY
Mortgage notes payable	$9,570,880	$10,566,734
Accounts payable and accrued expenses	468,881	465,999
Due to affiliates	1,772,144	2,182,073

Total liabilities	11,811,905	13,214,806
Owner’s equity	13,953,067	12,725,216

Total liabilities and owner’s equity	$25,764,972	$25,940,022

See accompanying notes.

BRR GREENSBORO, S.M.L.L.C.

BRR HARRISONBURG, S.M.L.L.C.

COMBINED STATEMENTS OF OPERATIONS AND

CHANGES IN OWNER’S EQUITY

PERIOD ENDED NOVEMBER 8, 2007 AND YEAR ENDED DECEMBER 31, 2006

	2007	2006
REVENUES
Rooms	$5,394,925	$5,878,931
Other income	240,419	291,831

Total revenues	5,635,344	6,170,762

OPERATING EXPENSES
Rooms	1,156,836	1,339,931
Other	226,755	276,914
Depreciation and amortization	582,676	659,360
Real estate taxes, insurance and other	190,065	194,829
Property operation, maintenance and energy costs	492,364	528,171
Management and franchise fees	811,959	833,924
Administrative	686,960	747,010

Total operating expenses	4,147,615	4,580,139

OPERATING INCOME	1,487,729	1,590,623

OTHER INCOME (EXPENSE)
Interest expense	(602,122)	(418,944)
Interest income	376,798	106,079
North Carolina franchise taxes	(34,554)	(33,000)

Total other income (expense)	(259,878)	(345,865)

Net income	1,227,851	1,244,758
Owner’s equity, beginning of period	12,725,216	11,480,458

Owner’s equity, end of period	$13,953,067	$12,725,216

See accompanying notes.

BRR GREENSBORO, S.M.L.L.C.

BRR HARRISONBURG, S.M.L.L.C.

COMBINED STATEMENTS OF CASH FLOWS

PERIOD ENDED NOVEMBER 8, 2007 AND YEAR ENDED DECEMBER 31, 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,227,851	$1,244,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	582,676	659,360
Write-off of intangibles	—	47,148
Changes in operating assets and liabilities:
Accounts receivable	11,199	4,049
Prepaid expenses and other assets	(10,014)	6,948
Accounts payable and accured expenses	2,882	115,917

Net cash provided by operating activities	1,814,594	2,078,180

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(85,475)	(85,887)
Net (increase) decrease in escrow deposits	(128,388)	(144,945)
Net advances to affiliates	(172,201)	(6,338,802)
Net (repayments to) advances from affiliates	(409,929)	7,771

Net cash used in investing activities	(795,993)	(6,561,863)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	—	4,500,000
Payments on mortgage note payable	(995,854)	(341,763)

Net cash (used in) provided by financing activities	(995,854)	4,158,237

Net increase (decrease) in cash and cash equivalents	22,747	(325,446)

CASH AND CASH EQUIVALENTS
Beginning	$89,047	$414,493

Ending	$111,794	$89,047

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for interest	$602,122	$418,944

See accompanying notes.

BRR GREENSBORO, S.M.L.L.C.

BRR HARRISONBURG, S.M.L.L.C.

NOTES TO COMBINED FINANCIAL STATEMENTS

NOVEMBER 8, 2007 AND DECEMBER 31, 2006

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

BRR Greensboro, S.M.L.L.C. and BRR Harrisonburg, S.M.L.L.C. (the Companies) are limited liability companies that were formed in October and November, 2005 for the purpose of acquiring, owning and operating hotels. During 2005, BRR Greensboro, S.M.L.L.C. acquired an existing Springhill Suites and BRR Harrisonburg, S.M.L.L.C. acquired an existing Courtyard Inn as part of a like-kind exchange. Springhill Suites has 82 rooms and is located in Greensboro, North Carolina and Courtyard by Marriott has 125 rooms and is located in Harrisonburg, Virginia.

Basis of Accounting

The financial statements have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States.

Basis of Combination

The combined financial statements include the accounts of BRR Greensboro, S.M.L.L.C. and B.R.R. Harrisonburg, S.M.L.L.C. Both are 100% owned by Blue River Ranch Co., L.L.C. which is owned 97% by TLC Capital, Inc.

Cash and Cash Equivalents

The Companies consider all highly liquid instruments purchased with maturities of three months of less to be cash equivalents.

Accounts Reveivable

Accounts receivable are primarily comprised of trade receivables due from guests of the hotel. The Companies use the allowance method to account for uncollectible receivables and management determined that no allowance was considered necessary. Recoveries of trade receivables previously written off are recorded when received.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising and Promotion Costs

Advertising and promotion costs are charged to operations as incurred and totaled $18,848 and $23,496 for 2007 and 2006, respectively.

BRR GREENSBORO, S.M.L.L.C.

BRR HARRISONBURG, S.M.L.L.C.

NOTES TO COMBINED FINANCIAL STATEMENTS

NOVEMBER 8, 2007 AND DECEMBER 31, 2006

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Concluded)

Investment in Hotels

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Management estimates the useful lives of assets to be 39 years for buildings and improvements, 15 years for land improvements and 5 to 7 years for furniture, fixtures and equipment.

Escrow Deposits

An escrow deposit for repairs, replacments and maintenance are maintained under the control of the Company. Escrow deposits for taxes and insurance are maintained under the control of the mortgage lender.

Impairment of Long-Lived Assets

The Companies’ management reviews the carrying value of tangible and intangible assets whenever significant events or changes in circumstances occur that might impair the recovery of these costs. Recovery is evaluated by measuring the carrying value of the assets against the associated future estimated cash flows. Management’s estimates of fair values are based on the best information available and require the use of estimates, judgment and projections as considered necessary. Actual results may vary. As of November 8, 2007 and December 31, 2006, no impairment losses were recognized.

Intangible Assets

The contractual term of the franchise agreement for BRR Greensboro, S.M.L.L.C. is 20 years, beginning in October, 2005 and for BRR Harrisonburg, S.M.L.L.C, 14 years, beginning November, 2005.

Revenue Recognition

Room revenue represents revenue derived from the rental of rooms. Revenues are recognized as room stays occur.

Income Taxes

The Companies are limited liability companies. The members separately account for the Companies’ items of income, deductions, losses, and credits for federal and state income tax reporting. BRR Greensboro, S.M.L.L.C. incurs North Carolina franchise taxes, which totaled $34,554 and $33,000 for 2007 and 2006, respectively.

BRR GREENSBORO, S.M.L.L.C.

BRR HARRISONBURG, S.M.L.L.C.

NOTES TO COMBINED FINANCIAL STATEMENTS

NOVEMBER 8, 2007 AND DECEMBER 31, 2006

NOTE 2 – MORTGAGE NOTES PAYABLE

Mortgage notes payable consisted of the following:

	2007	2006
Wells Fargo Commercial Mortgage note, collateralized by the Harrisonburg property, due monthly at $60,762 including interest at 6.11%, maturing 2018	$5,734,750	$6,066,734
Suntrust Open Line of Credit, collateralized by the Greensboro property, interest due monthly at prime plus 2.5%, maturing 2008	3,836,130	4,500,000

Total mortgage notes payable	$9,570,880	$10,566,734

Future principle maturities of the mortgage notes payable are as follows:

2007	$393,823
2008	4,254,701
2009	444,874
2010	472,830
2011	502,543
Thereafter	3,502,109

$9,570,880

NOTE 3 – INVESTMENT IN HOTELS

Investment in hotels at November 8, 2007 and December 31, 2006 consisted of the following:

	2007	2006
Land	$2,036,508	$2,036,508
Building and improvements	16,019,400	15,979,837
Furnishings and equipment	1,735,811	1,689,898

Total cost	19,791,719	19,706,243
Less accumulated depreciation	1,363,030	783,997

Investment in hotels, net	$18,428,689	$18,922,246

NOTE 4 – FRANCHISE AGREEMENT

The Companies operate the hotels as a Springhill Suites and Courtyard by Marriott under franchise agreements. The Companies are required to pay the franchisor a flat fee monthly for dues, software support, etc., and are required to pay franchise, marketing, and reservation service fees which are based on a percentage of gross room revenues. These fees totaled $483,421 and $505,480 for 2007 and 2006, respectively.

BRR GREENSBORO, S.M.L.L.C.

BRR HARRISONBURG, S.M.L.L.C.

NOTES TO COMBINED FINANCIAL STATEMENTS

NOVEMBER 8, 2007 AND DECEMBER 31, 2006

NOTE 5 – RELATED PARTIES

Certain members owning a substantial portion of the hotels are related shareholders of TLC Capital, Inc (TLC). As needed, money is transferred to and from the hotels by TLC. The Companies owed TLC $190,900 and $335,900, at November 8, 2007 and December 31, 2006, respectively. TLC owed the Companies $2,924,101 and $2,088,030, at November 8, 2007 and December 31, 2006, respectively. In addition, BRR Greensboro, S.M.L.L.C. owed Blue River Ranch Co., L.L.C. (the sole member of the company) $200,000 at December 31, 2006.

The Companies are affiliated with TLC Somerset, S.M.L.L.C. (Somerset) through common ownership and as of November 8, 2007 and December 31, 2006, Somerset owed the Companies $3,836,130 and $4,500,000, respectively.

The Companies are affiliated with TLC Blacksburg, S.M.L.L.C. (Blacksburg) through common ownership and as of November 8, 2007 and December 31, 2006 owed Blacksburg $1,381,244 and $1,626,173, respectively.

Newport Hospitality Group, Inc. (the Group) is the managing company for the hotels. The Group is affiliated with the member through common ownership. The Companies owed the Group $56,922 and $55,693 at 2007 and 2006, respectively. Management fee expense incurred by the Companies with the Group totaled $267,035 and $276,586 for 2007 and 2006, respectively.

NOTE 6 – SUBSEQUENT EVENTS

During November 2007 substantially all of the Companies’ assets were sold for a gross purchase price of approximately $8 million for the Greensboro property and $23.2 million for the Harrisonburg property.

INDEPENDENT AUDITOR’S REPORT

To the Members

Newport Patriot, L.L.C.

Williamsburg, Virginia

We have audited the balance sheets of Newport Patriot, L.L.C. (the Company), as of December 31, 2006 and 2005, and the related statements of operations and changes in owners’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of it’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we do not express such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimated made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 7 on December 6, 2007, the Company sold substantially all of it’s assets.

/s/ PKF Witt Mares, PLC

Norfolk, Virginia

December 14, 2007

NEWPORT PATRIOT, L.L.C.

BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS

Investment in hotel, net	$6,425,187	$6,613,104
Cash and cash equivalents	41,591	64,733
Escrow deposits	194,920	62,840
Accounts receivable	13,720	18,454
Due from affiliates	2,159,775	2,196,340
Prepaid expenses and other assets	19,609	27,669
Intangible assets, net	96,643	108,013

Total assets	$8,951,445	$9,091,153

LIABILITIES AND OWNERS’ EQUITY

Mortgage note payable	$7,298,610	$7,443,094
Accounts payable and accrued expenses	267,196	287,692
Due to affiliates	845,279	1,356,540

Total liabilities	8,411,085	9,087,326
Owners’ equity	540,360	3,827

Total liabilities and owners’ equity	$8,951,445	$9,091,153

See accompanying notes.

NEWPORT PATRIOT, L.L.C.

STATEMENTS OF OPERATIONS AND

CHANGES IN OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
REVENUES
Rooms	$3,177,175	$2,871,936
Other income	44,218	59,085

Total revenues	3,221,393	2,931,021

OPERATING EXPENSES
Rooms	764,352	723,393
Other	23,468	22,130
Depreciation and amortization	324,061	246,362
Real estate taxes, insurance and other	91,804	78,280
Property operation, maintenance and energy costs	298,351	252,594
Management and franchise fees	411,920	348,713
Administrative	339,102	346,250

Total operating expenses	2,253,058	2,017,722

OPERATING INCOME	968,335	913,299

OTHER INCOME (EXPENSE)
Interest expense	(474,187)	(335,160)
Interest income	100,502	31,355
Kentucky income taxes	(58,117)	(31,094)

Total other income (expense)	(431,802)	(334,899)

Net income	536,533	578,400
Owners’ equity, beginning of the year	3,827	(574,573)

Owners’ equity, end of the year	$540,360	$3,827

See accompanying notes.

NEWPORT PATRIOT, L.L.C.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$536,533	$578,400
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	324,061	246,362
Changes in operating assets and liabilities:
Accounts receivable	4,734	(5,331)
Prepaid expenses and other assets	8,060	(8,234)
Accounts payable and accrued expenses	(20,496)	117,808

Net cash provided by operating activities	852,892	929,005

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(124,774)	(1,353,490)
Acquisitions of intangible assets	—	(63,754)
Net (increase) decrease in escrow deposits	(132,080)	(35,197)
Net advances to affiliates	(511,261)	(1,256,832)
Net advances from affiliates	36,565	755,738

Net cash used in investing activities	(731,550)	(1,953,535)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	—	1,063,392
Payments on mortgage note payable	(144,484)	(56,906)

Net cash (used in) provided by financing activities	(144,484)	1,006,486

Net decrease in cash and cash equivalents	(23,142)	(18,044)

CASH AND CASH EQUIVALENTS
Beginning	$64,733	$82,777

Ending	$41,591	$64,733

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for interest	$474,187	$335,160

Cash paid for income taxes	$31,094	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Noncash investing and financing transactions:
Proceeds from mortgage note payable used as follows:
Note payable repayment	$—	$4,468,018
Affiliate advances	—	1,940,947
Escrow deposits	—	27,643

Total non-cash mortgage proceeds	$—	$6,436,608

See accompanying notes.

NEWPORT PATRIOT, L.L.C.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Newport Patriot, L.L.C. (the Company) is a limited liability company that was formed in October, 1994 for the purpose of acquiring, owning and operating a hotel. During 2002, the Company acquired an existing Hampton Inn by Hilton Hotels (the hotel) as part of a like-kind exchange. The hotel has 131 rooms and is located in Bowling Green, Kentucky.

Basis of Accounting

The financial statements have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with maturities of three months of less to be cash equivalents.

Accounts Receivable

Accounts receivable are primarily comprised of trade receivables due from guests of the hotel. The Company uses the allowance method to account for uncollectible receivables and management determined that no allowance was considered necessary at December 31, 2006 and 2005. Recoveries of trade receivables previously written off are recorded when received.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising and Promotion Costs

Advertising and promotion costs are charged to operations as incurred and totaled $39,415 and $36,771 for 2006 and 2005, respectively.

Investment in Hotel

Investment in hotel is stated at cost less accumulated depreciation. Major repairs and improvements are capitalized and normal maintenance and repairs are charged to expense as incurred. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Management estimates the useful lives of assets to be 39 years for buildings and improvements, 15 years for land improvements and 5 to 7 years for furniture, fixtures and equipment.

NEWPORT PATRIOT, L.L.C.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Concluded)

Escrow Deposits

An escrow deposit for repairs, replacements and maintenance are maintained under the control of the Company. Escrow deposits for taxes and insurance are maintained under the control of the mortgage lender.

Impairment of Long-Lived Assets

The Company’s management reviews the carrying value of tangible and intangible assets whenever significant events or changes in circumstances occur that might impair the recovery of these costs. Recovery is evaluated by measuring the carrying value of the assets against the associated future estimated cash flows. Management’s estimates of fair values are based on the best information available and require the use of estimates, judgment and projections as considered necessary. Actual results may vary. As of December 31, 2006 and 2005, no impairment losses were recognized.

Intangible Assets

Financing costs are recorded at cost and are being amortized by the straight-line method over ten years, the term of the related note payable. The contractual term of the franchise agreement is 18 years, beginning in May, 2002. No cost was incurred upon the transfer of the Hampton Inn franchise to the Company.

Revenue Recognition

Room revenue represents revenue derived from the rental of rooms. Revenues are recognized as room stays occur.

Income Taxes

The Company is a limited liability company. The members separately account for the Company’s items of income, deductions, losses, and credits for federal income tax reporting. The Company incurs state taxes based on income and state taxes are expensed as incurred. State income taxes totaled $58,117 and $31,094 for 2006 and 2005, respectively.

NOTE 2 – MORTGAGE NOTE PAYABLE

Mortgage note payable at December 31, 2006 and 2005 consisted of the following:

	2006	2005
Wells Fargo Commercial Mortgage installment note, collateralized by Kentucky property, due monthly at $45,387 including interest at 5.35%, maturing 2015	$7,298,610	$7,443,094

Future principle maturities of the note payable are as follows:

2007	$158,314
2008	166,995
2009	176,152
2010	185,810
2011	195,998
Thereafter	6,415,341

$7,298,610

NEWPORT PATRIOT, L.L.C.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 3 – INTANGIBLE ASSETS

Intangible assets at December 31, 2006 and 2005 consisted of the following:

	2005	2006
Deferred financing costs	$113,698	$113,698
Less accumulated amortization	17,055	5,685

Intangibles, net	$96,643	$108,013

NOTE 4 – INVESTMENT IN HOTEL

Investment in hotel at December 31, 2006 and 2005 consisted of the following:

	2006	2005
Land	$721,595	$721,595
Building and improvements	5,021,833	4,897,937
Furnishings and equipment	1,679,551	1,678,672

Total cost	7,422,979	7,298,204
Less accumulated depreciation	997,792	685,100

Investment in hotel, net	$6,425,187	$6,613,104

NOTE 5 – FRANCHISE AGREEMENT

The Company operates the hotel as a Hampton Inn under a franchise agreement with Hilton Hotels. The Company is required to pay the franchisor a flat fee monthly for dues, software support, etc., and is required to pay franchise, marketing, and reservation service fees which are based on a percentage of gross room revenues. These fees totaled $263,209 and $225,736 for 2006 and 2005, respectively.

NOTE 6 – RELATED PARTIES

Certain members owning a substantial portion of the Company are related to and are partners in Carevest, LP. (Carevest). As needed, money is transferred to and from the hotel by Carevest. The Company owed Carevest $327,842 and $870,784 at December 31, 2006 and 2005, respectively.

Certain members owning a substantial portion of the Company are related shareholders of TLC Capital, Inc (TLC). As needed, money is transferred to and from the hotel by TLC. The Company owed TLC $517,437 and $485,756, at December 31, 2006 and 2005, respectively.

The Company is affiliated with Newport Historic, L.L.C. through common ownership and has loaned funds to this affiliate. As of December 31, 2006 and 2005, $888,933 and $906,672, respectively, was due from Newport Historic, L.L.C.

(Continued)

NEWPORT PATRIOT, L.L.C.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 6 – RELATED PARTIES (Concluded)

The Company is affiliated with Newport Virginian, L.L.C. through common ownership and has loaned funds to this affiliate. As of December 31, 2006 and 2005, $935,720 and $954,392, respectively, was due from Newport Virginian, L.L.C.

Newport Hospitality Group, Inc. (the Group) is the managing company for the hotel. The Group is affiliated with the members through common ownership. The Company owed the Group $11,096 and $30,627 and the Group owed the Company $335,122 and $335,276 at December 31, 2006 and 2005, respectively. Management fee expense incurred by the Company with the Group totaled $127,398 and $106,996 for the years ended December 31, 2006 and 2005, respectively.

NOTE 7 – SUBSEQUENT EVENT

On December 6, 2007, substantially all of the Company’s assets were sold for a gross purchase price of approximately $18.8 million.

NEWPORT PATRIOT, L.L.C.

BALANCE SHEETS (UNAUDITED)

SEPTEMBER 30, 2007 AND 2006

	2007	2006
ASSETS

Investment in hotel, net	$6,256,021	$6,440,273
Cash and cash equivalents	106,023	95,422
Escrow deposits	177,501	186,230
Accounts receivable	36,072	36,780
Due from affiliates	2,546,874	2,196,133
Prepaid expenses and other assets	34,338	20,878
Intangible assets, net	88,115	99,485

Total assets	$9,244,944	$9,075,201

LIABILITIES AND OWNERS’ EQUITY

Mortgage note payable	$7,213,596	$7,362,860
Accounts payable and accrued expenses	218,940	235,208
Due to affiliates	543,135	849,947

Total liabilities	7,975,671	8,448,015
Owners’ equity	1,269,273	627,186

Total liabilities and owners’ equity	$9,244,944	$9,075,201

See also the audited financial statements included herein.

NEWPORT PATRIOT, L.L.C.

STATEMENTS OF OPERATIONS AND

CHANGES IN OWNERS’ EQUITY (UNAUDITED)

NINE MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006
REVENUES
Rooms	$2,662,531	$2,477,213
Other income	42,663	35,155

Total revenues	2,705,194	2,512,368

OPERATING EXPENSES
Rooms	628,459	576,423
Other	21,968	10,366
Depreciation and amortization	243,046	243,046
Real estate taxes, insurance and other	57,462	60,917
Property operation, maintenance and energy costs	223,046	214,260
Management and franchise fees	340,245	326,748
Administrative	279,459	240,607

Total operating expenses	1,793,685	1,672,367

OPERATING INCOME	911,509	840,001

OTHER INCOME (EXPENSE)
Interest expense	(247,272)	(249,671)
Interest income	110,164	69,795
Kentucky income taxes	(45,488)	(36,766)

Total other income (expense)	(182,596)	(216,642)

Net income	728,913	623,359
Owners’ equity, beginning of period	540,360	3,827

Owners’ equity, end of period	$1,269,273	$627,186

See also the audited financial statements included herein.

NEWPORT PATRIOT, L.L.C.

STATEMENTS OF CASH FLOWS (UNAUDITED)

NINE MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$728,913	$623,359
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	243,046	243,046
Changes in operating assets and liabilities:
Accounts receivable	(22,352)	(18,326)
Prepaid expenses and other assets	(14,729)	6,791
Accounts payable and accured expenses	(48,256)	(52,484)

Net cash provided by operating activities	886,622	802,386

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(65,352)	(61,687)
Net (increase) decrease in escrow deposits	17,419	(123,390)
Net advances to affiliates	(387,099)	207
Net advances from affiliates	(302,144)	(506,593)

Net cash used in investing activities	(737,176)	(691,463)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage note payable	(85,014)	(80,234)

Net cash used in financing activities	(85,014)	(80,234)

Net increase in cash	64,432	30,689

CASH AND CASH EQUIVALENTS
Beginning	$41,591	$64,733

Ending	$106,023	$95,422

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for interest	$247,272	$249,671

Cash paid for income taxes	$36,766	$—

See also the audited financial statements included herein.

INDEPENDENT AUDITOR’S REPORT

To the Members

Amtel Associates, LLC

Chattanooga, Tennessee

We have audited the accompanying balance sheets of Amtel Associates, LLC as of December 31, 2006 and 2005, and the related statements of income, changes in partners’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amtel Associates, LLC as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Chattanooga, Tennessee

December 10, 2007

/s/ Henderson Hutcherson and McCullough, PLLC

AMTEL ASSOCIATES, LLC

BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

ASSETS

	2006	2005
Investment in hotel, net	$4,218,945	$4,286,702
Cash	128,965	—
Escrow deposits	33,631	241,520
Receivables - trade	21,913	61,342
Intangible assets, net	32,020	37,231

TOTAL ASSETS	$4,435,474	$4,626,795

LIABILITIES AND PARTNERS’ EQUITY

	2006	2005
Bank overdraft	$—	$103,291
Mortgage payable	3,676,949	3,775,769
Accounts payable	39,321	44,588
Accrued expenses	21,822	19,066

TOTAL LIABILITIES	3,738,092	3,942,714

PARTNERS’ EQUITY	697,382	684,081

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$4,435,474	$4,626,795

The accompanying notes are an integral part of these financial statements.

AMTEL ASSOCIATES, LLC

STATEMENTS OF INCOME AND

CHANGES IN PARTNERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
REVENUES
Room revenue	$1,957,067	$1,851,741

OPERATING EXPENSES
Rooms	194,634	209,884
Depreciation and amortization	200,097	168,266
Real estate taxes and insurance	107,246	107,246
Property operation, maintenance and energy costs	536,102	423,242
Management fees	87,563	73,473
General and administrative	257,097	226,252
Franchise fees	147,061	161,440

Total operating expenses	1,529,800	1,369,803

Income from operations	427,267	481,938

OTHER INCOME (EXPENSE)
Miscellaneous income	51,269	37,137
Interest expense	(330,235)	(338,577)

Total other income (expense)	(278,966)	(301,440)

NET INCOME	148,301	180,498

Beginning partners’ equity	684,081	568,583
Partner contribution	65,000	—
Partner distributions	(200,000)	(65,000)

Ending partners’ equity	$697,382	$684,081

The accompanying notes are an integral part of these financial statements.

AMTEL ASSOCIATES, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$148,301	$180,498
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	200,097	168,266
Changes in assets and liabilities
Accounts receivable – trade	39,429	(24,397)
Accounts payable	(5,267)	35,452
Accrued expenses	2,756	(3,659)

Net cash provided by operating activities	385,316	356,160

CASH FLOWS FROM INVESTING ACTIVITIES
Property and equipment	(127,129)	(308,602)

Net cash used by investing activities	(127,129)	(308,602)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	(103,291)	103,291
Payments on mortgage principal	(98,820)	(90,478)
Partner contributions	65,000	—
Distributions to partners	(200,000)	(65,000)

Net cash used by financing activities	(337,111)	(52,187)

NET DECREASE IN CASH	(78,924)	(4,629)
Cash – beginning of year	241,520	246,149

Cash – end of year	$162,596	$241,520

SUPPLEMENTAL DISCLOSURE OF CASH FLOW TRANSACTIONS
Interest paid	$330,335	$338,577

The accompanying notes are an integral part of these financial statements.

AMTEL ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Amtel Associates, LLC (the “Company”), a Tennessee limited liability company, was formed April 1, 1995 to construct and manage a 76 room Homewood Suites by Hilton in Chattanooga, Tennessee. The hotel opened for business in April 1997.

Cash and Cash Equivalents

Cash and cash equivalents are defined as cash on hand and in banks.

Uses of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Hotel

Investment in hotel is stated at cost. Major repairs and improvements are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight line method over the estimated useful lives of the related assets. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Escrow Deposits

Escrow deposits are maintained under the control of the construction loan noteholder for the benefit of the Company.

Uncollectible Accounts

The amount of doubtful accounts receivable was considered immaterial at 2006 and 2005, and no reserve for uncollectible accounts was considered necessary.

Concentration of Credit Risks

The Company maintains its cash balances in major financial institutions and occasionally has cash balances in excess of federally insured limits. However, these deposits may be redeemed upon demand and therefore, bear minimal risk. The Company has not experienced any losses in such accounts.

Deferred Financing Costs

During 1999, the Company incurred $38,161 of costs for obtaining permanent financing. These costs have been capitalized and are being amortized over fifteen years by the straight line method. Accumulated amortization was $20,140 and $17,596 at December 31, 2006 and 2005, respectively. The total amortization of deferred financing costs was $2,543 for both 2006 and 2005.

AMTEL ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Impairment of Long-Lived Assets

The Company reviews the carrying value of its tangible and intangible assets whenever significant events or changes in circumstances occur that might impair the recovery of these costs. Recovery is evaluated by measuring the carrying value of the assets against the associated future estimated undiscounted cash flows. No impairment losses have been recorded to date.

Revenue Recognition

Room revenue represents revenue derived from the rental of rooms. Revenues are recognized as room stays occur.

Advertising and Promotion Costs

Advertising and promotion costs are charged to operations as incurred. The Company recorded expenses for advertising and promotion costs of $78,690 and $74,054 for 2006 and 2005, respectively.

Income Taxes

No provision for federal or state income taxes has been included in the financial statements since taxable income or loss of the Company is required to be reported by the partners on their income tax returns.

NOTE 2 – INVESTMENT IN HOTEL

Investment in hotel at year-end consisted of:

	2006	2005
Land	$576,000	$576,000
Buildings and improvements	4,252,681	4,228,105
Furnishings and equipment	1,650,546	1,547,992

At cost	6,479,227	6,352,097
Less accumulated depreciation	(2,260,282)	(2,065,395)

Investment in hotel, net	$4,218,945	$4,286,702

Depreciation expense totaled $194,887 and $163,056 for 2006 and 2005, respectively.

NOTE 3 – MORTGAGE NOTE PAYABLE

The Company has an outstanding mortgage note payable to Wells Fargo which is secured by the hotel. The note carries an interest rate of 8.73% and matures April 2009. Monthly installments, including interest and escrow payments, were $53,392 and $50,889 for 2006 and 2005, respectively. The outstanding loan balances were $3,676,949 and $3,775,769 as of December 31, 2006 and 2005, respectively.

Long-term debt principal maturities for the next five years are as follows:

2007	$106,379
2008	115,261
2009	3,455,309

$3,676,949

AMTEL ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 4 – PARTNERS’ CAPITAL AND ALLOCATIONS

The Limited Liability Company has ten members. Profits and losses are allocated to partners in accordance with their percentage interests, as defined in the partnership agreement. Distributions of cash from operations are allocated in accordance with each partner’s percentage interest.

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company paid management fees totaling $87,563 and $73,473 for 2006 and 2005, respectively, to Vision Hospitality, Inc.

The Company also had the following amounts recorded as receivables from other related entities as follows:

	2006	2005
Vision Downtown, LLC	$3,996	$—
Vision Hamilton Place, LLC	682	—
Vision Hospitality Group, Inc.	1,766	—

The Company also had the following amounts payable to other related entities as follows:

Vision Hospitality Group, Inc.	$13,893	$19,227

NOTE 6 – FRANCHISE AGREEMENT

The Company currently operates under a franchise agreement with Hilton Inns, Inc. (“Hilton”). Under the terms of the agreement, the Company makes monthly payments to Hilton for royalty and other costs of 8% of gross room revenues. Franchise fees and costs charged to expense related to Hilton were $147,061 and $161,440 for 2006 and 2005, respectively.

An initial franchise fee of $40,000 was paid to Hilton in 1997, and is being amortized over 15 years. Accumulated amortization was $26,000 and $23,333 at December 31, 2006 and 2005, respectively, and $2,667 was expensed for both 2006 and 2005.

NOTE 7 – SUBSEQUENT EVENT

On September 27, 2007 the Company entered into an agreement with Apple Hospitality Ownership, Inc. to sell substantially all of the Company’s assets for a gross purchase price of $8.6 million. The sale is anticipated to close in December of 2007.

AMTEL ASSOCIATES, LLC

BALANCE SHEETS

SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

(UNAUDITED)

ASSETS
	2007	2006
Investment in hotel, net	$4,217,349	$4,218,945
Cash	128,138	128,965
Escrow deposits	175,661	33,631
Receivables - trade	81,043	21,913
Intangible assets, net	28,123	32,020
Prepaids	823	—

TOTAL ASSETS	$4,631,137	$4,435,474

LIABILITIES AND PARTNERS’ EQUITY
	2007	2006
Mortgage payable	$3,597,110	$3,676,949
Accounts payable	13,587	18,108
Intercompany payables	16,699	21,213
Accrued expenses	153,854	21,822

TOTAL LIABILITIES	3,781,250	3,738,092

PARTNERS’ EQUITY	849,887	697,382

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$4,631,137	$4,435,474

AMTEL ASSOCIATES, LLC

STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(UNAUDITED)

	2007	2006
REVENUES
Room revenue	$1,589,339	$1,506,626

OPERATING EXPENSES
Rooms	177,058	205,537
Depreciation and amortization	155,604	148,423
Property operation, maintenance and energy costs	375,866	362,154
Management fees	68,991	64,533
Real estate taxes	84,010	80,435
General and administrative	245,896	196,265
Franchise fees	137,334	109,072

Total operating expenses	1,244,759	1,085,934

Income from operations	344,580	420,692

OTHER INCOME (EXPENSE)
Miscellaneous income	49,876	33,262
Interest expense	(241,951)	(248,714)

Total other income (expense)	(192,075)	(215,452)

NET INCOME	152,505	135,371

Beginning partners’ equity	697,382	684,081
Partner contribution	—	65,000

Ending partners’ equity	$849,887	$884,452

AMTEL ASSOCIATES, LLC

STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(UNAUDITED)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$152,505	$135,371
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	155,604	148,423
Changes in assets and liabilities
Accounts receivable – trade	(59,130)	7,848
Prepayments	(823)	(3,219)
Accounts payable	(24,890)	(15,357)
Accrued expenses	147,881	90,417

Net cash provided by operating activities	371,147	363,483

CASH FLOWS FROM INVESTING ACTIVITIES
Property and equipment	(150,105)	(125,804)

Net cash used by investing activities	(150,105)	(125,804)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	—	(103,291)
Payments on mortgage principal	(79,839)	(73,077)
Partners contribution	—	65,000

Net cash used by financing activities	(79,839)	(111,368)

NET INCREASE IN CASH	141,203	126,311
Cash – beginning of period	162,596	241,520

Cash – end of period	$303,799	$367,831

SUPPLEMENTAL DISCLOSURE OF CASH FLOW TRANSACTIONS
Interest paid	$241,951	$215,452

Apple REIT Eight, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	September 30, 2007	January 22, 2007 (Initial Capitalization)
Assets
Cash	$131,813	$24
Prepaid offering costs	—	10
Other assets	4,260	—

Total Assets	$136,073	$34

Liabilities and Shareholders’ Equity
Accrued expenses	$197	$10

Total Liabilities	197	10
Preferred stock, authorized 15,000,000 shares; none issued and outstanding	—	—
Series A preferred stock, no par value, authorized 200,000,000 shares; issued and outstanding14,098,984 and 10 shares	—	—
Series B convertible preferred stock, no par value, authorized 240,000 shares; issued and outstanding 240,000 shares	24	24
Common stock, no par value, authorized 200,000,000 shares; issued and outstanding 14,098,984 and 10 shares	136,604	—
Retained deficit	(752)	—

Total Shareholders’ Equity	135,876	24

Total Liabilities and Shareholders’ Equity	$136,073	$34

See notes to consolidated financial statements.

Apple REIT Eight, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30, 2007	For the period January 22, 2007 (Initial Capitalization) through September 30, 2007
Revenue	$—	$—
Expenses:
General and Administrative	241	309
Interest income, net	(663)	(655)

Net income	$422	$346

Basic and diluted earnings per common share	$0.08	$0.17

Weighted average shares outstanding - basic and diluted (000’s)	5,491	2,013
Distributions declared and paid per common share	$0.15	$0.15

See notes to consolidated financial statements.

Apple REIT Eight, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

For the period January 22, 2007 (Initial Capitalization) through September 30, 2007
Cash flow from operating activities:
Net income	$346
Adjustments to reconcile net income to cash provided by operating activities:
Stock option expense	20
Changes in operating assets and liabilities:
Accrued expenses	107

Net cash provided by operating activities	473
Cash flow used in investing activities:
Deposits and other disbursements for potential acquisition of hotel properties	(4,260)

Net cash used in investing activities	(4,260)
Cash flow from financing activities:
Net proceeds related to issuance of common and preferred stock	136,674
Cash distributions paid to shareholders	(1,098)

Net cash provided by financing activities	135,576

Net increase in cash and cash equivalents	131,789
Cash and cash equivalents, beginning of period	24

Cash and cash equivalents, end of period	$131,813

See notes to consolidated financial statements.

APPLE REIT EIGHT, INC.

Notes to Consolidated Financial Statements

1. General Information and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited financial statements should be read in conjunction with the Company’s audited January 22, 2007 consolidated balance sheet included in the Company’s registration statement filed on Form S-11. Operating results for the period from January 22, 2007 (“Initial capitalization”) through September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Organization

Apple REIT Eight, Inc. (the “Company”) is a Virginia corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company, which has no operating history, was formed to invest in hotels, residential apartment communities and other income-producing real estate assets in selected metropolitan areas in the United States. Initial capitalization occurred on January 22, 2007, when 10 shares of common stock and Series A preferred stock were purchased by Apple Eight Advisors, Inc. (“ASA”) and 240,000 Series B convertible shares were purchased by Glade M. Knight, the Company’s Chairman and Chief Executive Officer. The Company’s fiscal year end is December 31. The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated.

Significant Accounting Policies

Income Taxes

The Company intends to make an election to be treated, and expects to qualify, as a REIT under the Internal Revenue Code of 1986, as amended. As a REIT, the Company will be allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation only at the shareholder level. The Company’s continued qualification as a REIT will depend on its compliance with numerous requirements, including requirements as to the nature of its income and distribution of dividends.

The Company has established Apple Eight Hospitality Management, Inc. as a 100% owned taxable REIT subsidiary (“TRS”). The TRS will lease all hotels from the Company and be subject to income tax at regular corporate rates on any income that it would earn.

Start Up Costs

Start up costs are expensed as incurred.

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Offering Costs

The Company is raising capital through a “best-efforts” offering of Units by David Lerner Associates, Inc. (the “Managing Dealer”), which receives a selling commission and a marketing expense allowance based on proceeds of the shares sold. Additionally, the Company has incurred other offering costs including legal, accounting and reporting services. These offering costs are recorded by the Company as a reduction of shareholders’ equity. Prior to the commencement of the Company’s offering, these costs were deferred and recorded as prepaid expense. As of September 30, 2007, the Company had sold 14,098,984 Units for gross proceeds of $152.7 million and proceeds net of offering costs of $136.6 million.

Earnings Per Common Share

Basic earnings per common share is computed based upon the weighted average number of shares outstanding during the period. Diluted earnings per share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the period. There were no potential common shares with a dilutive effect during the period January 22, 2007 through September 30, 2007. Series B convertible preferred shares are not included in earnings per common share calculations until such time the Series B convertible preferred shares are converted to common shares.

2. Summary of Potential Acquisitions

As of September 30, 2007, the Company had entered into purchase contracts for 15 hotels. Five of the hotels were under development as of September 30, 2007, with expected completion dates in 2008 and 2009. Ten of the hotels are expected to close within the next six months. Although the Company believes there is a reasonable probability that it will acquire these hotels, there can be no assurance that all of the conditions to closing will be satisfied. Contract deposits for these hotels are included in other assets in the Company’s consolidated balance sheet as of September 30, 2007 and in deposits and other disbursements for potential acquisition of hotel properties in the consolidated statement of cash flows. The following table summarizes the location, brand, gross purchase price, contract deposits, and number of rooms for each hotel. All dollar amounts are in thousands.

Location	Franchise/Brand	Gross Purchase Price		Deposits Paid		Number of Rooms
Port Wentworth, Georgia	Hampton Inn	$10,000			(b)	106
Bowling Green, Kentucky	Hampton Inn	18,000			(b)	131
Somerset, New Jersey	Courtyard	16,000			(b)	162
Concord, North Carolina	Hampton Inn	9,200			(b)	101
Greensboro, North Carolina	SpringHill Suites	8,000			(b)	82
Warwick, Rhode Island	Hilton Garden Inn	24,000			(b)	160
Columbia, South Carolina	Hilton Garden Inn	21,200			(b)	143
Harrisonburg, Virginia	Courtyard	22,500			(b)	125
Tulare, California	Hampton Inn	10,331		5		86
Memphis, Tennessee	Hilton Garden Inn	17,150		250		120
Matthews, North Carolina	Hampton Inn	11,300		250		92
Orlando, Florida	Fairfield Inn		(a)		(a)	200
Orlando, Florida	SpringHill Suites		(a)		(a)	200
Tulsa, Oklahoma	Hampton Inn & Suites	10,000		100		102
Chattanooga, Tennessee	Homewood Suites	8,600		250		76

		$241,081		$3,855		1,886

(a)	These two hotels are covered by the same purchase contract, which provides for a combined gross purchase price of $54,800 and a deposit of $1 million. These amounts are reflected in the totals shown in the table.
(b)	The total deposit for these hotels was $2 million on a combined basis. This amount is reflected in the total for deposits shown in the table.

3. Related Parties

The Company has negotiated and entered into, a Property Acquisition and Disposition Agreement with Apple Suites Realty Group, Inc. (“ASRG”), to acquire and dispose of real estate assets for the Company. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services. The fees paid to ASRG will be capitalized as part of the purchase price of the properties.

The Company has negotiated and entered into, an advisory agreement with ASA to provide management of the Company and its assets. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company in addition to certain reimbursable expenses will be payable for these services. Advisory fees and other reimbursable expenses incurred by the Company under the ASA advisory agreement during the three months ended September 30, 2007 were $82 thousand. For the period January 22, 2007 through September 30, 2007, the Company incurred $149 thousand for these expenses. These expenses are recorded in General and Administrative expense.

ASRG and ASA are 100% owned by Glade M. Knight, chairman and president of the Company. Mr. Knight is also chairman and chief executive officer of Apple REIT Six, Inc. and Apple REIT Seven, Inc. Members of the Company’s Board of Directors are also on the Board of Directors of Apple REIT Six, Inc. and Apple REIT Seven, Inc.

4. Stock Incentive Plans

The Company has adopted two stock incentive plans (the “Incentive Plan” and “Directors’ Plan”) to provide incentives to attract and retain directors, officers and key employees. The plans provide for the grant of options to purchase a specified number of shares of common stock (“Options”) or grants of restricted shares of common stock (“Restricted Stock”) to selected employees and directors of the Company. A Compensation Committee (“Committee”) will implement and administer the plans. The Committee will be responsible for granting Options and shares of Restricted Stock and for establishing the exercise price of Options and the terms and conditions of Restricted Stock. In the third quarter of 2007, the Company issued 22,000 options under the Directors’ Plan and recorded $20 thousand in compensation expense.

5. Series B Convertible Preferred Stock

The Company has authorized 240,000 shares of Series B convertible preferred stock. The Company has issued 240,000 Series B convertible preferred shares to Glade M. Knight, chairman, chief executive officer and president of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $24,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into Common Shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the Company’s $1 billion offering according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$150 million	3.19885
$200 million	4.83721
$250 million	6.11068
$300 million	7.29150
$350 million	8.49719
$400 million	9.70287
$450 million	10.90855
$500 million	12.11423
$550 million	13.31991
$600 million	14.52559
$650 million	15.73128
$700 million	16.93696
$750 million	18.14264
$800 million	19.34832
$850 million	20.55400
$900 million	21.75968
$950 million	22.96537
$1 billion	24.17104

In the event that after raising gross proceeds of $1 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/50 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 50 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Expense related to the issuance of 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the

Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, expense if the maximum offering is achieved could range from $0 to in excess of $63 million (assumes $11 per unit fair market value).

6. Line of Credit

Prior to the commencement of the Company’s Unit offering, the Company obtained an unsecured line of credit in a principal amount of $400,000 to fund some of the offering expenses. The lender was Wachovia Bank, N.A. The line of credit was fully paid during August 2007.

7. Subsequent Events

In October 2007, the Company paid approximately $4.5 million in dividend distributions to its common shareholders, or $0.11 per outstanding common share.

On October 9, 2007, the Company entered into a purchase contract for the potential acquisition of a Hilton Garden Inn hotel in Annapolis, Maryland. The gross purchase price for the 126 room hotel is $24.9 million, and a refundable deposit of $250 thousand was paid by the Company in connection with the contract.

On October 25, 2007, the Company entered into a purchase contract for the potential acquisition of a Residence Inn hotel in Marlborough, Massachusetts. The gross purchase price for the 112 room hotel is $20.2 million, and a refundable deposit of $250 thousand was paid by the Company in connection with the contract.

During October 2007, the Company closed on the issuance of 43.1 million Units, representing gross proceeds to the Company of $473.6 million and proceeds net of selling and marketing costs of $426.3 million.

APPLE REIT EIGHT, INC.

Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2007 (unaudited)

(in thousands, except share data)

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Eight, Inc. gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Actual Acquisition Date

SpringHill Suites	Greensboro, NC	$8.0	November 9, 2007
Courtyard	Somerset, NJ	16.0	November 9, 2007
Courtyard	Harrisonburg, VA	23.2	November 16, 2007
Hampton Inn	Bowling Green, KY	18.8	December 6, 2007
Homewood Suites	Chattanooga, TN	8.6	December 14, 2007

	Total	$74.6

This Pro Forma Condensed Consolidated Balance Sheet also assumes all of the hotels had been leased to our wholly-owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by an affiliate of Newport Hospitality Group, Inc. or by an affiliate of Larry Blumberg & Associates under separate management arrangements.

Such pro forma information is based in part upon the historical Consolidated Balance Sheet of Apple REIT Eight, Inc. and the historical balance sheets of the hotel properties.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Eight, Inc. is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of September 30, 2007, nor does it purport to represent the future financial position of Apple REIT Eight, Inc.

The unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with, and are qualified in their entirety by, the historical balance sheets of the acquired hotels, as included in this document.

Balance Sheet as of September 30, 2007 (unaudited)

(In thousands, except share data)

	Company Historical Balance Sheet	BRR Greensboro, S.M.L.L.C and BRR Harrisonburg, S.M.L.L.C (A)	TLC Somerset, S.M.L.L.C. (Somerset, NJ Courtyard)	Newport Patriot, L.L.C. (Bowling Green, KY Hampton Inn)	Amtel Associates, LLC (Chattanooga, TN Homewood Suites)	Pro forma Adjustments		Total Pro forma
ASSETS
Investment in hotel properties, net	$—	$18,429	$15,766	$6,256	$4,217	$77,470	(A)	$77,470
						(44,668	)(B)
Cash and cash equivalents	131,813	112	257	106	128	(603	)(C)	54,287
						(77,526	)(F)
Restricted cash—escrow deposits	—	352	—	178	176	(706	)(C)	—
Trade receivables	—	25	46	36	81	(188	)(C)	—
Other assets	4,260	6,847	823	2,669	29	(10,368	)(C)	4,260

Total Assets	$136,073	$25,765	$16,892	$9,245	$4,631	$(56,589)		$136,017

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Mortgage note payable—secured	$—	$9,571	$—	$7,214	$3,597	(20,382	)(D)	$—
Accounts payable, accrued costs and other liabilities	197	2,241	2,588	762	184	(5,831	)(D)	$141

Total liabilities	197	11,812	2,588	7,976	3,781	(26,213)		141

Shareholders’ equity (deficit)	—	13,953	14,304	1,269	850	(30,376	)(E)	—
Preferred stock, authorized 15,000,000 shares	—	—	—	—	—	—		—
Series A preferred shares, no par value, authorized 200,000,000 shares	—	-—	—	—	—	—		—
Series B preferred convertible stock, no par value, authorized 240,000 shares	24	—	—	—	—	—		24
Common stock, no par value, authorized 200,000,000 shares	136,604	—	—	—	—	—		136,604
Retained earnings (deficit)	(752)	—	—	—	—	—		(752)

Total shareholders’ equity	135,876	13,953	14,304	1,269	850	(30,376)		135,876

Total liabilities and shareholders’ equity	$136,073	$25,765	$16,892	$9,245	$4,631	$(56,589)		$136,017

Notes to Pro Forma Condensed Consolidated Balance Sheet (unaudited)

(A)	The estimated total purchase price for the five properties that have been purchased after September 30, 2007 consists of the following. This purchase price allocation is preliminary and subject to change.

(In thousands)	(Greensboro, NC SpringHill Suites)	(Somerset, NJ Courtyard)	(Harrisonburg, VA Courtyard)	Newport Patriot, L.L.C (Bowling Green, KY Hampton Inn)	Amtel Associates, LLC (Chattanooga, TN Homewood Suites)	Total Combined
Purchase price per contract	$8,000	$16,000	$23,219	$18,832	$8,600	$74,651
Other closing costs	107	218	261	234	109	929
Other capitalized costs (credits) incurred	72	75	89	89	72	397
Acquisition fee payable to Apple Suites Realty Group (2% of purchase price per contract)	160	320	464	377	172	1,493

Investment in hotel properties	8,339	16,613	24,033	19,532	8,953	77,470	(A)
Net other assets/(liabilities) assumed	9	31	6	4	6	56

Total purchase price	$8,348	$16,644	$24,039	$19,536	$8,959	$77,526	(F)

(B)	Represents elimination of historical net carrying value of real estate under prior owner.

(C)	Represents elimination of assets associated with prior owner, net of assets assumed.

(D)	Represents elimination of liabilities associated with prior owner, net of liabilities assumed.

(E)	Represents elimination of shareholders’ equity (deficit) associated with prior owner.

(F)	Represents the reduction of cash and cash equivalents by the amount utilized to fund the acquisitions.

Apple REIT Eight, Inc.

Pro Forma Condensed Consolidated Statements of Operations (unaudited)

For the year ended December 31, 2006 and the nine months ended September 30, 2007

(in thousands, except per share data)

The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple REIT Eight, Inc. give effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Actual Acquisition Date
SpringHill Suites	Greensboro, NC	$8.0	November 9, 2007
Courtyard	Somerset, NJ	16.0	November 9, 2007
Courtyard	Harrisonburg, VA	23.2	November 16, 2007
Hampton Inn	Bowling Green, KY	18.8	December 6, 2007
Homewood Suites	Chattanooga, TN	8.6	December 14, 2007

	Total	$74.6

The Pro Forma Condensded Statements of Operations also assume all of the hotels had been leased to our wholly-owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by an affiliate of Newport Hospitality Group, Inc. or by an affiliate of Larry Blumberg & Associates under separate management arrangements.

Such pro forma information is based in part upon the historical Consolidated Statements of Operations of Apple REIT Eight, Inc. and the historical Statements of Operations of the hotel properties.

The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple REIT Eight, Inc. are not necessarily indicative of what the actual financial results would have been assuming such transactions had been completed as of January 1, 2006, nor do they purport to represent the future financial results of Apple REIT Eight, Inc.

The unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with, and are qualified in their entirety by, the historical Statements of Operations of the acquired hotels, as included in this document.

For the nine months ended September 30, 2007 (unaudited)

	Company Historical Statement of Operations	BRR Greensboro, S.M.L.L.C and BRR Harrisonburg, S.M.L.L.C (A)	TLC Somerset, S.M.L.L.C. Somerset, NJ Courtyard (A)	Newport Patriot, L.L.C. (Bowling Green, KY Hampton Inn (A)	Amtel Associates, LLC (Chattanooga, TN Homewood Suites (A)	Pro forma Adjustments		Total Pro forma
(In thousands, except per share data)
Revenue:
Room revenue	$—	$4,728	$3,583	$2,662	$1,589	$—		$12,562
Other operating revenue	—	210	419	43	—	—		672

Total revenue	—	4,938	4,002	2,705	1,589	—		13,234

Expenses
Operating expenses		1,644	1,691	874	553	—		4,762
General and administrative	309	602	527	280	196	445	(B)	2,359
Management and franchise fees		712	514	340	206	—		1,772
Taxes, insurance and other		197	234	57	84	—		572
Depreciation of real estate owned		511	767	243	156	(1,677	)(C)	—
						1,668	(D)	1,668
Interest, net	(655)	197	472	137	242	(300	)(E)	93

Total expenses	(346)	3,863	4,205	1,931	1,437	136		11,226
Income tax expense	—	—	—	45	—	—	(G)	45

Net income (loss)	$346	$1,075	$(203)	$729	$152	$(136)		$1,963

Income (loss) per common share:
Basic and diluted	$0.17							$0.23

Basic and diluted weighted average common shares outstanding (000s)	2,013					6,556	(F)	8,569

For the year ended December 31, 2006 (unaudited)

	Company Historical Statement of Operations	BRR Greensboro, S.M.L.L.C and BRR Harrisonburg, S.M.L.L.C (A)	TLC Somerset, S.M.L.L.C. Somerset, NJ Courtyard (A)	Newport Patriot, L.L.C. Bowling Green, KY Hampton Inn (A)	Amtel Associates, LLC (Chattanooga, TN Homewood Suites (A)	Pro forma Adjustments		Total Pro forma
(In thousands, except per share data)
Revenue:
Room revenue	$—	$5,879	$4,566	$3,177	$1,957	$—		$15,579
Other operating revenue	—	291	570	44	—	—		905

Total revenue	—	6,170	5,136	3,221	1,957	—		16,484

Expenses
Operating expenses	—	2,144	2,142	1,086	731	—		6,103
General and administrative	—	747	1,045	339	206	250	(B)	2,587
Management and franchise fees	—	834	622	412	235	—		2,103
Taxes, insurance and other	—	228	389	92	107	—		816
Depreciation of real estate owned	—	659	941	324	200	(2,124	)(C)	—
						2,224	(D)	2,224
Interest, net	—	313	725	373	330	(1,741	)(E)	—

Total expenses	—	4,925	5,864	2,626	1,809	(1,391)		13,833
Income tax expense	—	—	—	58	—	(58	)(G)	—

Net income (loss)	$—	$1,245	$(728)	$537	$148	$1,449		$2,651

Income (loss) per common share:
Basic and diluted	$—							$0.32

Basic and diluted weighted average common shares outstanding (000s)	—					8,277	(F)	8,277

Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited):

(A)	Represents results of operations for the hotels on a pro forma basis as if the hotels were owned by the Company at January 1, 2006 for the respective periods prior to acquisition by the Company. The Company was initially formed on January 22, 2007, and had no operations before that date.

(B)	Represents adjustments to level of administrative and other costs associated with being a public company and owning additional properties, including the advisory fee, accounting and legal expenses, net of cost savings derived from owning multiple operating properties.

(C)	Represents elimination of historical depreciation and amortization expense of the acquired properties.

(D)	Represents the depreciation on the hotels acquired based on the purchase price allocation to depreciable property and the dates the hotels began operation. The weighted average lives of the depreciable assets are 39 years for building and seven years for furniture, fixtures and equipment (FF&E). These estimated useful lives are based on management’s knowledge of the properties and the hotel industry in general.

(E)	Interest expense related to prior owner’s debt which was not assumed has been eliminated. Interest income relates only to working capital balances.

(F)	Represents the weighted average number of shares required to be issued to generate the purchase price of each hotel, net of any debt assumed. The calculation assumes all properties were acquired on January 1, 2006.

(G)	Estimated income tax expense of our wholly owned taxable REIT subsidiaries is zero based on the contractual agreements put in place between the Company and our lessees, based on a combined tax rate of 40% of taxable income. Based on the terms of the lease agreements, our taxable subsidiaries would have incurred a loss during these periods. No operating loss benefit has been recorded as realization is not certain.